As filed with the Securities and Exchange Commission on June 8, 2006
Registration No. 333-132596

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Pre-Effective Amendment No. 1 to
FORM SB-2
REGISTRATION STATEMENT
Under
The Securities Act of 1933

PETRO RESOURCES CORPORATION
(Name of small business issuer in its charter)

Delaware (State or jurisdiction of incorporation or organization)	1311 (Primary Standard Industrial Classification Code Number)	86-0879278 (I.R.S. Employer Identification No.)
5100 Westheimer, Suite 200 Houston, Texas 77056 (713) 968-9282 (Address and telephone number of principal executive offices and principal place of business)
Wayne P. Hall 5100 Westheimer, Suite 200 Houston, Texas 77056 (713) 968-9282 (Name, address and telephone number of agent for service)

Copies to:
Daniel K. Donahue, Esq. Preston Gates & Ellis, LLP 1900 Main Street, Suite 600 Irvine, CA 92614 (949) 253-0900

Approximate date of proposed sale to the public:
As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $.01 par value per share	15,708,837 shares	$4.00(2)	$62,835,348(2)	$6,723.38(2)(3)
Common Stock, $.01 par value per share	55,425 shares	$5.30(4)	$293,753(4)	$31.44(4)

(1)
In addition, pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement includes an indeterminate number of additional shares as may be issuable as a result of stock splits or stock dividends which occur during this continuous offering.

(2)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices of the registrant’s common stock on March 16, 2006 on the over the counter stock market.

(3)	Previously paid.

(4)
Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457 under the Securities Act of 1933 based upon the average of the high and low prices of the registrant’s common stock on June 2, 2006 on the over the counter stock market.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 8, 2006

PROSPECTUS

15,764,262 Shares

PETRO RESOURCES CORPORATION

Common Stock

This prospectus relates to shares of common stock of Petro Resources Corporation that may be offered for sale for the account of the selling stockholders identified in this prospectus. The selling stockholders may offer and sell from time to time up to 15,764,262 shares of our common stock, which amount includes 6,958,962 shares to be issued to the selling stockholders only if and when they exercise warrants held by them.

The selling stockholders may sell all or any portion of their shares of common stock in one or more transactions on the over the counter stock market or in private, negotiated transactions. Each selling stockholder will determine the prices at which it sells its shares. Although we will incur expenses in connection with the registration of the common stock, we will not receive any of the proceeds from the sale of the shares of common stock by the selling stockholders. We will receive gross proceeds of up to $15,116,236 from the exercise of the warrants, if and when they are exercised.

Our common stock is listed on the electronic pink sheets section of the over the counter stock market and traded under the symbol “PRCT.PK.” On June 2, 2006, the closing price of the common stock on the electronic pink sheets was $5.30 per share.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read this entire prospectus and any amendments or supplements carefully before you make your investment decision.

The shares of common stock offered under this prospectus involve a high degree of risk. See “Risk Factors” beginning at page 2.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June __, 2006

We have not authorized any person to give you any supplemental information or to make any representations for us. You should not rely upon any information about our company that is not contained in this prospectus. Information contained in this prospectus or in our public reports may become stale. You should not assume that the information contained in this prospectus or any prospectus supplement is accurate as of any date other than their respective dates, regardless of the time of delivery of this prospectus or of any sale of the shares. Our business, financial condition, results of operations and prospects may have changed since those dates. The selling stockholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted.

In this prospectus, “Petro Resources,” the “company,” “we,” “us,” and “our” refer to Petro Resources Corporation, a Delaware corporation and its subsidiary.

ii

SUMMARY

You should read this summary in conjunction with the more detailed information and financial statements appearing elsewhere in this prospectus.

Our Company

We are an independent oil and natural gas company engaged in the acquisition of leases, drilling and production of oil and natural gas in the United States.  We act as a non-operator, which means we do not directly manage exploration, drilling or development operations. Instead, we pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. We believe that the domestic oil and gas exploratory prospects that best fit our finding and development cost objectives are located in the Gulf of Mexico, Texas, Louisiana, Colorado, Utah and Montana and we intend to pursue the acquisition of oil and prospects principally in these areas.  In July 2005, we acquired our initial properties and commenced drilling activities in November 2005. We currently hold 21 oil and gas properties in Texas, Louisiana and Colorado, representing an aggregate of 9,486 net acres of developed and undeveloped oil and gas leases. In December 2005, we commenced production from our first oil and gas prospects and received our first revenues from oil and gas production in February 2006. As of the date of this prospectus, we have not received significant revenue from oil and gas production.

Our offices are located at 5100 Westheimer, Suite 200, Houston, Texas 77056, and our telephone number is (713) 968-9282. Our website address is www.petroresourcescorp.com. Information contained in, or accessible through, our website does not constitute part of this prospectus.

The Offering

This offering relates to the offer and sale of our common stock by the selling stockholders identified in this prospectus. The selling stockholders will determine when they will sell their shares, and in all cases will sell their shares at the current market price or at negotiated prices at the time of the sale. Although we have agreed to pay the expenses related to the registration of the shares being offered, we will not receive any proceeds from the sale of the shares by the selling stockholders.

Summary Financial Information

The following summary financial data as of and for the years ended December 31, 2005 and 2004 are derived from our audited financial statements and the information as of and for the three months ended March 31, 2006 and 2005 was derived from our unaudited financial statements. This information is only a summary and does not provide all of the information contained in our financial statements and related notes. You should read the “Management’s Discussion and Analysis or Plan of Operation” beginning on page 15 of this prospectus and our financial statements and related notes included elsewhere in this prospectus.

Statement of Operations Data:

	Year ended December 31,		Three Months ended March 31,	Three Months ended March 31,	For the period from inception (February 19, 2002) to March 31,
	2004	2005	2005	2006	2006
			(Unaudited)	(Unaudited)	(Unaudited)
Net revenue	$-0-	-0-	$-0-	$1,423,020	$1,423,020
Net income (loss)	(52,671)	(220,875)	(1,824)	391,064	(24,684)

March 31, 2006
(Unaudited)
Balance Sheet Data:

Working capital	$12,068,902
Total assets	14,134,851
Total liabilities	369,585
Shareholders’ equity	13,765,266

RISK FACTORS

You should carefully consider the following risk factors before investing in our common stock. Our business and results of operations could be seriously harmed by any of the following risks. The trading price of our common stock could decline due to any of these risks, and you may lose part or all of your investment.

We will require additional capital in order to achieve commercial success and, if necessary, to finance future losses from operations as we endeavor to build revenue, but we do not have any commitments to obtain such capital and we cannot assure you that we will be able to obtain adequate capital as and when required. The business of oil and gas acquisition, drilling and development is capital intensive and the level of operations attainable by an oil and gas company is directly linked to and limited by the amount of available capital. As of March 31, 2006, we had total assets of $14,134,851, including working capital of $12,068,902 and cash and cash equivalents of $12,308,475. Although we have significant cash resources on hand at this time, we believe that our ability to achieve commercial success and our continued growth will be dependent on our continued access to capital either through the additional sale of our equity or debt securities, bank lines of credit, project financing or cash generated from oil and gas operations. We will seek to obtain additional working capital through the sale of our securities and, subject to the successful deployment of our cash on hand, we will endeavor to obtain additional capital through bank lines of credit and project financing. However, we have no agreements or understandings with any third parties at this time for our receipt of additional working capital and we have no history of generating cash from oil and gas operations. Consequently, there can be no assurance we will be able to obtain continued access to capital as and when needed or, if so, that the terms of any available financing will be subject to commercially reasonable terms.

We do not have a significant operating history and, as a result, there is a limited amount of information about us on which to make an investment decision. We were incorporated in June 1997 to engage in the design and manufacturing of children’s apparel. We terminated that business line in 1999 and since then have been engaged in the pursuit of alternative lines of business. In late 2004, we began to focus our attention on oil and gas exploration and development in the United States. In April 2005, we commenced assembling our present management team. In July 2005, we acquired our initial exploratory drilling prospects and commenced drilling activities in November 2005. In December 2005, we commenced production from our first oil and gas prospects and received our first revenues from oil and gas production in February 2006. However, as of the date of this prospectus, we have not received significant revenue from oil and gas production. Our company has insignificant prior operating experience in the oil and gas industry. Accordingly, there is little operating history upon which to judge our current operations.

We have limited management and staff and will be dependent for the foreseeable future upon consultants and partnering arrangements. At the present time, we have four employees, including our three executive officers. We have developed an operating strategy that is based on our participation in exploration prospects as a non-operator for the foreseeable future. We intend to use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. As a non-operator working interest owner, we intend to rely on outside operators to drill, produce and market our natural gas and oil. Our dependence on third party consultants, service providers and operators creates a number of risks, including but not limited to:

● the possibility that such third parties may not be available to us as and when needed; and

● the risk that we may not be able to properly control the timing and quality of work conducted with respect to our projects.

We intend to grow our business primarily through the acquisition and development of exploratory oil and gas prospects, which is the riskiest method of establishing oil and gas reserves.. Our intended oil and natural gas production, and therefore our success, is entirely dependent upon our ability to acquire, drill and develop exploratory oil and gas prospects that are profitable to produce.  Other oil and gas companies may focus to a significant degree on the acquisition of prospects in proven areas of oil and gas production. Developing exploratory oil and gas properties requires significant capital expenditures and involves a high degree of financial risk. The budgeted costs of drilling, completing, and operating exploratory wells are often exceeded and can increase significantly when drilling costs rise. Drilling may be unsuccessful for many reasons, including title problems, weather, cost overruns, equipment shortages, and mechanical difficulties. Moreover, the successful drilling or completion of an exploratory oil or gas well does not ensure a profit on investment. Exploratory wells bear a much greater risk of loss than development wells. We cannot assure you that our exploration, exploitation and development activities will result in profitable operations. If we are unable to successfully acquire and develop exploratory oil and gas prospects, our results of operations, financial condition and stock price will be materially adversely affected.

We intend to conduct exploratory operations in the Gulf of Mexico, however the extent of the effect of Hurricanes Katrina and Rita on oil and natural gas operations in the Gulf of Mexico was substantial and is not yet fully known. In order to establish a presence in the Gulf of Mexico, we have made a commitment to invest $8 million in Hall-Houston Exploration II, L.P., a newly formed oil and gas exploration and development partnership that intends to focus primarily offshore in the Gulf of Mexico. In August and September 2005, after passing through the Gulf of Mexico, Hurricanes Katrina and Rita made landfall on the coasts of Louisiana and Texas and caused one of the worst natural disasters in U.S. history. Substantial amounts of oil and natural gas production in the Gulf of Mexico were shut-in as a result of the storms. There was also extensive damage to pipelines, processing plants and other infrastructure in the Gulf of Mexico that delayed some or all of the shut-in production from coming back “on-line.” The extent of damage from Katrina and Rita to facilities in the Gulf of Mexico was substantial and is not yet fully known. This damage, as well as any damage resulting from future hurricanes in the Gulf of Mexico, may have a material adverse effect on Hall-Houston Exploration II, L.P.’s exploration and production activities. Hall-Houston Exploration II, L.P. has advised us that it does anticipate having business interruption insurance coverage for losses resulting from natural disasters or other causes.

We have made a significant commitment to invest in Hall-Houston Exploration II, L.P., however two of our directors are controlling persons of the partnership and, as a result, our involvement in Hall-Houston Exploration II, L.P. may be subject to material conflicts of interest. Hall-Houston Exploration II, L. P. is sponsored and managed by Hall-Houston Exploration Partners, L.L.C. The president and chief financial officer of Hall-Houston Exploration Partners, L.L.C. are Gary L. Hall and Brad Bynum, both of whom presently serve on our board of directors. In addition, Gary L. Hall is the brother of our chief executive officer, Wayne P. Hall. In the course of their management of Hall-Houston Exploration II, L. P., it is likely that Gary Hall and Brad Bynum may be required to make certain decisions and take certain actions that conflict with us or that may otherwise be in the best interest of Hall-Houston Exploration II, L. P., but may not be in the best interest of our company. For example, the general partner of Hall-Houston Exploration II, L. P. may decide to issue capital calls to the partners of Hall-Houston Exploration II, L. P. at times or in amounts that may be inconvenient for our company. It is also possible that there may develop disagreements between us and Hall-Houston Exploration II, L. P. over our respective rights and obligations under the limited partnership agreement. In the event of any such conflict or disagreement, Gary Hall and Brad Bynum will have a material conflict of interest between their duties to and interests in our company and their duties to and interests in Hall-Houston Exploration II, L. P. There can be no assurance that any such conflict of interest will be handled or resolved in a manner that does not have a material negative impact upon our rights, interests or opportunities.

        If we are unable to fund our commitment to Hall-Houston Exploration II, L.P., we may be forced to sell our entire investment in the fund at a significant loss. Pursuant to the limited partnership agreement, we are required to fund our $8 million in the partnership based on calls for capital made by the general partner from time to time. The general partner can issue a call for capital contributions at any time, and from time to time, over a three year period expiring in April 2009. In the event we are unable or unwilling to fund a capital call, the general partner may, among other actions, require us to sell our entire limited partnership interest to the other limited partners or the partnership, at the option of the other limited partners and the partnership, a price equal to the lower of (i) 75% of the fair market value of our interest and (ii) 75% of our capital account balance in the partnership. At the present time, we have been asked to fund only $260,000 of our $8 million commitment, and the general partner is unable to predict the timing and amount of the future calls for capital. We do not intend to set aside $8 million of cash presently on hand for purposes of fulfilling our capital commitment to the partnership, and we intend to employ a significant amount of our presently available capital for the acquisition and development of other oil and gas prospects. There can be no assurance, however, of the timing or amounts of calls for capital by the general partner of Hall-Houston Exploration II, L. P. or that we will be able to fund our commitment in full at the time any commitment is required. If we are unable to fund a capital call when made, we may be forced to sell our entire investment in the partnership at a significant loss, in addition to being held liable for other damages to the partnership resulting from our breach of the partnership agreement.

        Our industry is highly competitive which may adversely affect our performance, including our ability to participate in ready to drill prospects in our core areas. We operate in a highly competitive environment. In addition to capital, the principal resources necessary for the exploration and production of oil and natural gas are:

•	leasehold prospects under which oil and natural gas reserves may be discovered;

•	drilling rigs and related equipment to explore for such reserves; and

•	knowledgeable personnel to conduct all phases of oil and natural gas operations.

We must compete for such resources with both major oil and natural gas companies and independent operators. Virtually all of these competitors have financial and other resources substantially greater than ours. We cannot assure you that such materials and resources will be available when needed.

The market for our stock is limited and may not provide investors with either liquidity or a market based valuation of our common stock.. Our common stock is traded on the electronic pink sheets section of OTC market under the symbol “PRCT.PK”. As of June 2, 2006, the last reported sale price of our common stock on the OTC market was $5.30 per share. However, we consider our common stock to be “thinly traded” and any last reported sale prices may not be a true market-based valuation of the common stock. Also, the present volume of trading in our common stock may not provide investors sufficient liquidity in the event they wish to sell their common shares. There can be no assurance that an active market for our common stock will develop. In addition, the stock market in general, and early stage public companies in particular, have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of such companies

The offering of up to 15,764,262 shares of our common stock by selling stockholders could depress our common stock price. Certain of our stockholders are offering pursuant to this prospectus up to 15,764,262 shares of our common stock in a secondary offering. Sales of a substantial number of shares of our common stock in the public market could adversely affect the market price of our common stock and make it more difficult for us to sell equity securities at times and prices that we determine to be appropriate.

Our common stock may be considered to be a “penny stock” and, as such, the market for our common stock may be further limited by certain SEC rules applicable to penny stocks. To the extent the price of our common stock remains below $5.00 per share or we have a net tangible assets of $2,000,000 or less, our common shares will be subject to certain “penny stock” rules promulgated by the SEC. Those rules impose certain sales practice requirements on brokers who sell penny stock to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000). For transactions covered by the penny stock rules, the broker must make a special suitability determination for the purchaser and receive the purchaser’s written consent to the transaction prior to the sale. Furthermore, the penny stock rules generally require, among other things, that brokers engaged in secondary trading of penny stocks provide customers with written disclosure documents, monthly statements of the market value of penny stocks, disclosure of the bid and asked prices and disclosure of the compensation to the brokerage firm and disclosure of the sales person working for the brokerage firm. These rules and regulations adversely the affect the ability of brokers to sell our common shares and limit the liquidity of our securities.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us. Such forward-looking statements relate to future events or our future performance. You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including those described in this prospectus under the heading “Risk Factors” beginning on page 2. These and other factors may cause our actual results to differ materially from any forward-looking statement. Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us.

SELLING STOCKHOLDERS

This prospectus relates to the offering and sale, from time to time, of up to 15,764,262 shares of our common stock held by the stockholders named in the table below, which amount includes 6,958,962 common shares issuable upon the exercise of warrants held by the selling stockholders. The selling stockholders may exercise their warrants at any time in their sole discretion. All of the selling stockholders named below acquired their shares of our common stock and warrants directly from us in private transactions.

In the fourth quarter of 2005, we conducted the private placement sale of 5,334,300 units of our securities at the offering price of $1.00 per unit. Each unit consisted of one share of our common stock and one warrant to purchase an additional share of our common stock at an exercise price of $2.00 per share. The warrants have a term of five years from the date of issuance. In connection with the placement, we engaged Energy Capital Solutions, LP, of Dallas, Texas, to act as placement agent and also utilized finders. We issued to Energy Capital Solutions and the finders a total of 441,350 warrants to purchase one share of our common stock at an exercise price of $2.00 per share.

In the first quarter of 2006, we conducted the private placement sale of 871,500 units of our securities at the offering price of $10.00 per unit. Each unit consisted of four shares of our common stock and one warrant to purchase an additional share of our common stock at an exercise price of $3.00 per share. The warrants have a term of five years from the date of issuance. In connection with the placement, we engaged Energy Capital Solutions to act as placement agent. We issued to Energy Capital Solutions 326,812 warrants to purchase one share of our common stock at an exercise price of $3.00 per share.

The following table sets forth certain information known to us as of March 16, 2006 and as adjusted to reflect the sale of the shares offered hereby, with respect to the beneficial ownership of our common stock by the selling stockholders. The share amounts under the column, “Number of shares being offered” consist of the shares of our common stock and the common shares underlying the warrants sold by us in the 2005 and 2006 private placements described above. The share amounts under the column, “Shares beneficially owned before the offering” also include securities held by the selling stockholders in addition to the common shares acquired pursuant to the 2005 or 2006 private placement described above. Unless otherwise indicated, of the share amounts under the columns, “Number of shares being offered,” the shares were acquired in the 2005 private placement offering and 50% of the shares represent common shares held by the selling shareholders and 50% represent common shares issuable to the selling shareholders upon exercise of outstanding warrants.

The selling stockholders may sell all or some of the shares of common stock they are offering, and may sell shares of our common stock otherwise than pursuant to this prospectus. The table below assumes that each selling stockholder exercises all of its warrants and sells all of the shares issued upon exercise thereof, and that each selling stockholder sells all of the shares offered by it in offerings pursuant to this prospectus, and does not acquire any additional shares. We are unable to determine the exact number of shares that will actually be sold or when or if these sales will occur.

	Shares beneficially owned before the offering		Number of shares being offered		Shares beneficially owned after offering
Name of beneficial owner	Number	Percentage			Number	Percentage
Bryan D. Aungst	100,000	*	100,000		-0-	-0-
William L. & Kaye Garrison	4,000	*	4,000		-0-	-0-
Wayne M. Hamersly	120,000	*	120,000		-0-	-0-
Kiowa Oil Company(1)	568,000	2.9%	50,000		518,000	1.9%
Ralph S. O’Connor	50,150	*	50,150	(2)	-0-	-0-
Theresa McGeary Hill	50,000	*	50,000		-0-	-0-
Wade H. Carden Family Partnership, Ltd.(3)	50,000	*	50,000		-0-	-0-
William E. Olds	10,000	*	10,000		-0-	-0-
Ulrich Family Limited Partnership(4)	100,000	*	100,000		-0-	-0-
William J. Rinn, III	200,000	1%	200,000		-0-	-0-
Eric Ashworth	50,000	*	50,000		-0-	-0-

	Shares beneficially owned before the offering			Number of shares being offered		Shares beneficially owned after offering
Name of beneficial owner	Number		Percentage			Number	Percentage
Litke Family Living Trust(5)	50,000		*	50,000		-0-	-0-
Alan L. Freeman	155,000		*	155,000	(6)	-0-	-0-
Mark S. Vankeirsbilck	80,000		*	80,000		-0-	-0-
Dean N. Kinnas	990,000		4.9%	990,000	(7)	-0-	-0-
Ronald A. Orrico	45,000		*	45,000	(8)	-0-	-0-
Gregory C. Hall	40,000		*	40,000		-0-	-0-
Ben P. Britten	80,000		*	80,000		-0-	-0-
Hall SouthWest Business Ventures, LP(9)	200,000		1.0%	200,000		-0-	-0-
Vernon A. Fagan	10,000		*	10,000		-0-	-0-
Julian M. & Gloria L. Gomez	20,000		*	20,000		-0-	-0-
Linda C. Richardson	200,000		1.0%	200,000		-0-	-0-
David L. Belew	50,000		*	50,000	(10)	-0-	-0-
Donald L. Kirkendall(11)	203,750		1.0%	103,750	(12)	100,000	*
Stephen D. Spencer	100,000		*	100,000		-0-	-0-
Melinda Cain	40,000		*	40,000		-0-	-0-
Donald R. Stevens	125,000		*	125,000	(13)	-0-	-0-
James B. Riha, Sr.	3,000		*	3,000		-0-	-0-
Carolyn V. Allen Revocable Trust(14)	2,000		*	2,000		-0-	-0-
Julie Bryant Mitchell	6,000		*	6,000		-0-	-0-
Ben Holland	1,000		*	1,000		-0-	-0-
G&C Holdings, LLC(15)	2,000		*	2,000		-0-	-0-
Bryant Investment Corporation(16)	4,000		*	4,000		-0-	-0-
Patel Family Trust(17)	2,000		*	2,000		-0-	-0-
Jerry Novakowski	4,000		*	4,000		-0-	-0-
Clay Kennard	2,000		*	2,000		-0-	-0-
Bo M. Burgin	40,000		*	40,000		-0-	-0-
Bonanza Master Fund, Ltd.(18)	4,000,000		18.5%	4,000,000		-0-	-0-
Cordillera Fund, LP(19)	1,150,000		5.7%	1,150,000	(20)	-0-	-0-
Dickey Triche	50,000		*	50,000		-0-	-0-
Richard H. Everett, III	50,000		*	50,000		-0-	-0-
Harvey Paffenroth Profit Sharing Plan(21)	112,500		*	112,500	(22)	-0-	-0-
Ray G. & Patricia Fitzpatrick	50,000		*	50,000		-0-	-0-
Brad Nelson(23)	60,000		*	60,000		-0-	-0-
Jerome M. Welenc	16,000		*	16,000		-0-	-0-
Michael J. Minik	15,000		*	15,000	(24)	-0-	-0-
Houston Explorer Group, L.P.(25)	200,000		1.0%	200,000		-0-	-0-
Jill McDonald Pavlas	50,000		*	50,000		-0-	-0-
Cascata Long/Short Fund, LP(26)	140,000		*	140,000		-0-	-0-
Gary E. Bryant(27)	1,693,500	(28)	8.6%	125,000	(29)	1,568,500	5.9%
Suzanne V. Bryant	1,134,000		5.7%	100,000		1,034,000	3.9%
V. Michael McGuire(30)	20,000		*	20,000		-0-	-0-
Ugly Soap Company, LLC(31)	50,000		*	50,000		-0-	-0-
Edward H. Hurwich	40,000		*	40,000		-0-	-0-
Carol Vance	40,000		*	40,000		-0-	-0-
James C. Yadgir	828,413		4.2%	205,400	(32)	623,013	2.3%
Miriam K. Nixon	75,000		*	75,000		-0-	-0-

	Shares beneficially owned before the offering		Number of shares being offered		Shares beneficially owned after offering
Name of beneficial owner	Number	Percentage			Number	Percentage
Edward A. McCarthy	225,000	1.1%	225,000	(33)	-0-	-0-
James Ray Cratty	40,000	*	40,000		-0-	-0-
Jiunn Ping Tan & Tao Guan	50,000	*	50,000		-0-	-0-
Andy Vickery & Carol Vickery	100,000	*	100,000		-0-	-0-
Linda L. Hall	50,000	*	50,000		-0-	-0-
Harry Lee Stout	50,000	*	50,000		-0-	-0-
James W. Christmas	200,000	1.0%	200,000		-0-	-0-
Candies Family Investments, LLC(34)	200,000	1.0%	200,000		-0-	-0-
Otto Candies LLC(34)	100,000	*	100,000	(35)	-0-	-0-
Aaron Shrira	916,000	4.6%	200,000		716,000	2.7%
Stan Caplan	150,000	*	150,000		-0-	-0-
Al Kau	512,000	2.6%	12,000	(36)	500,000	1.9%
Denman Moody	17,000	*	17,000	(36)	-0-	-0-
Harvey Bryant	1,150	*	1,150	(36)	-0-	-0-
Roger Burkholder	2,500	*	2,500	(36)	-0-	-0-
Steve Patterson	180,000	*	5,000	(36)	175,000	*
L. Zachary Landry	200,000	1.0%	200,000		-0-	-0-
Energy Capital Solutions LP(37)	583,812	2.8%	583,812	(38)	-0-	-0-
Powers Energy Fund, LP(39)	500,000	2.5%	500,000	(40)	-0-	-0-
Touradji Global Resources Master Fund, Ltd.(41)	1,500,000	7.5%	1,500,000	(42)	-0-	-0-
Isle Investors, LLC(43)	422,500	2.1%	422,500	(44)	-0-	-0-
Black Sheep Partners LLC(45)	165,000	*	165,000	(46)	-0-	-0-
Clam Partners, LLC(47)	412,500	2.1%	412,500	(48)	-0-	-0-
ECS Capital Management LP(49)	130,000	*	130,000	(50)	-0-	-0-
Wally Jansma	50,000	*	50,000	(51)	-0-	-0-
Bruce Johnson	25,000	*	25,000	(52)	-0-	-0-
Touradji Deep Rock Master Fund, Ltd. (41)	500,000	2.5%	500,000	(53)	-0-	-0-
Herndon, Plant & Oakley(54)	10,000	*	10,000	(36)	-0-	-0-
Senator Oil & Gas, Ltd.(55)	25,000	*	25,000	(52)	-0-	-0-
David G. Hill	62,500	*	62,500	(56)	-0-	-0-
Phillip M. Plant	12,500	*	12,500	(57)	-0-	-0-
Barrett Hall(58)	25,000	*	25,000	(52)	-0-	-0-
Group V Limited Partnership(59)	50,000	*	50,000	(51)	-0-	-0-

* Less than 1%

(1)	Gary Bryant is the President of Kiowa Oil Company. Mr. Bryant served as our chief executive officer from May 2003 to April 2005.

(2)
Includes 25,000 shares of common stock and 25,000 shares of common stock underlying private placement warrants, and 150 common shares underlying a warrant issued to the selling stockholder as a finders fee for the selling stockholder’s introduction of purchasers in the 2005 private placement.

(3)	Carole B. Qumsieh is managing partner of the selling stockholder.

(4)	Kurt W. Steinmann is the managing partner of the selling stockholder.

(5)	Gene R. Litke is the trustee of the selling stockholder.

(6)	Includes 82,000 shares of common stock and 73,000 shares of common stock underlying warrants.

(7)	Includes 561,000 shares of common stock and 429,000 shares of common stock underlying warrants.

(8)	Includes 30,000 shares of common stock and 15,000 shares of common stock underlying warrants.

(9)	Our chief executive officer, Wayne P. Hall, is managing partner of the selling stockholder.

(10)	Includes 25,000 shares of common stock and 25,000 shares of common stock underlying warrants.

(11)	Mr. Kirkendall is our executive vice president.

(12)
Includes 30,000 shares of common stock and 30,000 shares of common stock underlying private placement warrants, and 43,750 common shares underlying a warrant issued to the selling stockholder as a finders fee for the selling stockholder’s introduction of purchasers in the 2005 private placement.

(13)	Includes 70,000 shares of common stock and 55,000 shares of common stock underlying warrants.

(14)	Carolyn V. Allen is the trustee of the selling stockholder.

(15)	Dave Gibb is the manager of the selling stockholder.

(16)	Harvey S. Bryant is the president of the selling stockholder.

(17)	Dilip C. Patel is the trustee of the selling stockholder.

(18)	Bernay Box is the manager of the selling stockholder.

(19)	James P. Andrew is the managing partner of the selling stockholder.

(20)	Includes 620,000 shares of common stock and 530,000 shares of common stock underlying warrants.

(21)	Harvey C. Paffenroth is the trustee of the selling stockholder.

(22)	Includes 54,000 shares of common stock and 51,000 shares of common stock underlying warrants.

(23)	Mr. Nelson is an employee of Energy Capital Solutions, LP, an NASD member broker-dealer.

(24)	Includes 9,000 shares of common stock and 6,000 shares of common stock underlying warrants.

(25)	Gary L. Hall is the managing partner of the selling stockholder. Mr. Hall serves on our board of directors.

(26)	J. Chris Quinn is managing partner of the selling stockholder.

(27)	Mr. Bryant served as our chief executive officer and a member of our board of directors from May 2003 to April 2005.

(28)	Includes 543,000 shares of common stock and 25,000 shares of common stock underlying warrants held in the name of Kiowa Oil Company.

(29)	Includes 70,000 shares of common stock and 55,000 shares of common stock underlying warrants.

(30)	Mr. McGuire is an employee of ACAP Financial, Inc., an NASD member broker-dealer.

(31)	Michael J. Morrison is manager of the selling stockholder.

(32)
Includes 63,800 shares of common stock and 48,800 shares of common stock underlying private placement warrants, and 92,800 common shares underlying a warrant issued to the selling stockholder as a finder fee for the selling stockholder’s introduction of purchasers in the 2005 private placement.

(33)	Includes 120,000 shares of common stock and 105,000 shares of common stock underlying warrants.

(34)	Phillip Plant is manager of the selling stockholder.

(35)	Includes 80,000 shares of common stock and 20,000 shares of common stock underlying warrants.

(36)	Represents common shares underlying a warrant issued to the selling stockholder as a finders fee for the selling stockholder’s introduction of purchasers in the 2005 private placement described above.

(37)	J. Russell Weinberg is managing partner of the selling stockholder. Energy Capital Solutions, LP is an NASD member broker-dealer.

(38)
Represents common shares underlying warrants issued to the selling stockholder as selling compensation for arranging for the sale of our securities in the 2005 and 2006 private placements. Energy Capital Solutions LP is a NASD member broker-dealer and acted as placement agent in the 2005 and 2006 private placements.

(39)	Harold William Powers is managing partner of the selling stockholder.

(40)	Includes 400,000 shares of common stock and 100,000 shares of common stock underlying warrants.

(41)	Thomas S. Dwon is managing partner of the selling stockholder.

(42)	Includes 1,200,000 shares of common stock and 300,000 shares of common stock underlying warrants.

(43)	Greg Carlin is manager of the selling stockholder.

(44)	Includes 338,000 shares of common stock and 84,500 shares of common stock underlying warrants.

(45)	Brian Black is manager of the selling stockholder.

(46)	Includes 132,000 shares of common stock and 33,000 shares of common stock underlying warrants.

(47)	Greg Carlin is manager of the selling stockholder.

(48)	Includes 330,000 shares of common stock and 82,500 shares of common stock underlying warrants.

(49)	J. Russell Weinberg is managing partner of the selling stockholder. Several partners of ECS Capital Management are employees of Energy Capital Solutions, LP, an NASD member broker-dealer.

(50)	Includes 74,000 shares of common stock and 56,000 shares of common stock underlying warrants.

(51)	Includes 40,000 shares of common stock and 10,000 shares of common stock underlying warrants.

(52)	Includes 20,000 shares of common stock and 5,000 shares of common stock underlying warrants.

(53)	Includes 400,000 shares of common stock and 100,000 shares of common stock underlying warrants.

(54)	Philip Plant is the manager of the selling stockholder.

(55)	Thomas O. Hicks, Jr. is managing partner of the selling stockholder.

(56)	Includes 35,000 shares of common stock and 27,500 shares of common stock underlying warrants.

(57)	Includes 10,000 shares of common stock and 2,500 shares of common stock underlying warrants.

(58)	Barrett Hall is an employee of Petro Resources and son of our chief executive officer, Wayne Hall.

(59)	Mike Nijjar is the general partner of the selling stockholder.

Except as otherwise indicated above or in the footnotes to the table, the selling stockholders have not held any position or office or had any material relationship with our company or any of its subsidiaries within the past three years the selling stockholders possess sole voting and investment power with respect to the shares shown, and no selling stockholder is a broker-dealer, or an affiliate of a broker-dealer.

PLAN OF DISTRIBUTION

The selling stockholders may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933 ("Securities Act"), if available, rather than under this prospectus.

The selling stockholders may also engage in puts and calls and other transactions in our securities or derivatives of our securities and may sell or deliver shares in connection with these trades.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved. Any profits on the resale of shares of common stock by a broker-dealer acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by a selling stockholder. The selling stockholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares if liabilities are imposed on that person under the Securities Act.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders also may transfer the shares of common stock in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus and may sell the shares of common stock from time to time under this prospectus after we have filed a supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933 amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

We are required to pay all fees and expenses incident to the registration of the shares of common stock. We have agreed to indemnify the selling stockholders against certain claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares of common stock, nor is there an underwriter or coordinating broker acting in connection with a proposed sale of shares of common stock by any selling stockholder. If we are notified by any selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of common stock, if required, we will file a supplement to this prospectus. If the selling stockholders use this prospectus for any sale of the shares of common stock, they will be subject to the prospectus delivery requirements of the Securities Act.

The anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934 may apply to sales of our common stock and activities of the selling stockholders.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock trades on the electronic pink sheets section of the OTC stock market under the symbol “PRCT.PK.” The following table shows the high and low closing prices of our common stock for the periods indicated as reported by electronic pink sheets. These prices do not include retail markup, markdown or commission.

	High	Low
2004:
First quarter	$0.68	$0.40
Second quarter	0.50	0.21
Third quarter	0.30	0.21
Fourth quarter	0.29	0.20

2005:
First quarter	$0.26	$0.20
Second quarter	1.20	0.26
Third quarter	1.20	1.09
Fourth quarter	3.80	1.49

2006:
First quarter	$5.50	$3.40
Second quarter (through June 2, 2006)	6.20	5.05

We consider our common stock to be thinly traded and, accordingly, reported sale prices may not be a true market-based valuation of our common stock. As of June 2, 2006, there were 213 record holders of our common stock.

We have not paid any cash dividends since our inception and do not contemplate paying dividends in the foreseeable future. It is anticipated that earnings, if any, will be retained for the operation of our business.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

General

We are an independent oil and natural gas company engaged in the acquisition of leases, drilling and production of oil and natural gas in the United States. We act as a non-operator, which means we do not directly manage exploration, drilling or development operations. Instead, we pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. We believe that the domestic oil and gas exploratory prospects that best fit our finding and development cost objectives are located in the Gulf of Mexico, Texas, Louisiana, Colorado, Utah and Montana and we intend to pursue the acquisition of oil and prospects principally in these areas. In July 2005, we acquired our initial properties and commenced drilling activities in November 2005. We currently hold 21 oil and gas properties in Texas, Louisiana and Colorado, representing an aggregate of 9,486 net acres of developed and undeveloped oil and gas leases. In December 2005, we commenced production from our first oil and gas prospects and received our first revenues from oil and gas production in February 2006. As of the date of this prospectus, we have not received significant revenue from oil and gas production.

Since our commencement of domestic oil and natural gas operations in July 2005, we have been engaged in the acquisition of leases and raising capital with which to fund lease acquisition and development. Our principal uses of capital consist of our acquisition of oil and natural gas properties and the costs of developing those properties. Since we do not act as an operator, we typically hold working interests in various projects which require us to pay our pro rata share of the costs of drilling and completing each prospect. We expect to derive revenue from the sale of oil and natural gas from the prospects in which we invest.

We were incorporated in June 1997 in the State of Delaware under the name Kid Kritter USA, Inc. to engage in the design and manufacturing of children’s apparel. We terminated that business line in 1999 and since then have been engaged in the pursuit of alternative lines of business. During 2003 and 2004, we focused our attention on the analysis and due diligence of certain oil and gas properties in Russia. In connection with that activity, in May 2003 we acquired Russian Resources Corporation, a Delaware corporation, pursuant to a securities purchase agreement dated May 7, 2003 between us and the shareholders of Russian Resources Corporation. Russian Resources Corporation was formed in February 2002 and as of May 2003 was a development stage company engaged in the analysis and pursuit of natural resource interests in Russia and other former members of the Soviet Republic. Pursuant to the securities purchase agreement, we issued to the shareholders of Russian Resources Corporation 4,189,000 shares of our common stock (representing 61.4% of our issued and outstanding common shares at the time) in exchange for all of the capital stock of Russian Resources Corporation. In connection with the acquisition, we changed our name in May 2003 to Russian Resources Group, Inc.

In late 2004, we terminated all oil and gas activities in Russia and redirected our attention to oil and gas exploration and development in the United States. In June 2005, we changed our name to Petro Resources Corporation.

In the fourth quarter of 2005, we conducted the private placement sale of 5,334,300 units of our securities at the offering price of $1.00 per unit. Each unit consisted of one share of our common stock and one warrant to purchase an additional share of our common stock at an exercise price of $2.00 per share. The warrants have a term of five years from the date of issuance. In the first quarter of 2006, we conducted the private placement sale of 871,500 units of our securities at the offering price of $10.00 per unit. Each unit consisted of four shares of our common stock and one warrant to purchase an additional share of our common stock at an exercise price of $3.00 per share. The warrants have a term of five years from the date of issuance. We have agreed to file with the SEC a registration statement on Form SB-2 for purposes of registering the resale of the common shares, including the share underlying the unit warrants, sold in the 2005 and 2006 private placements.

In December 2005 and January 2006, we acquired leases covering approximately 33,000 gross and 23,800 net mineral acres in the Palo Duro Basin located in Floyd and Motley Counties, Texas. Our acquisition costs were approximately $2,550,000, substantially all of which was paid in January 2006. In mid January 2006, we entered into a series of agreements with The Meridian Resource & Exploration, LLC, an unrelated third party exploration and production company, covering the sale of a portion of our undivided interest in the acreage and the drilling and development of the acreage. Pursuant to the terms of the purchase and sale agreement, we sold 75% of our undivided leasehold interest in approximately 23,800 net mineral acres to Meridian in exchange for cash consideration of approximately $3,950,000.

In order to establish a presence in the Gulf of Mexico, in April 2006 we purchased $8 million of limited partnership interests in Hall-Houston Exploration II, L.P., a newly formed oil and gas exploration and development partnership that intends to focus primarily offshore in the Gulf of Mexico. In April 2006, Hall-Houston Exploration II, L.P. raised a total of $150 million from the sale of limited partnership interests. Our interest in Hall-Houston Exploration II, L. P. represents approximately 5.3% of all interests held by limited partners. The limited partnership expects to commence exploration activities in the third quarter of 2006.

  Plan of Operations

We have developed an operating strategy that is based on our participation in exploration prospects as a non-operator. Based on that strategy, our plan of operations over the next 12 months and beyond is to acquire additional domestic oil and natural gas interests and the additional working capital necessary to acquire and development such properties. We intend to pursue the acquisition of domestic oil and natural gas interests, including prospects, leases, wells, mineral rights, working interests, royalty interests, overriding royalty interests, net profits interests, production payments, farm-ins, drill to earn arrangements, partnerships, easements, rights of way, licenses and permits, in the offshore Gulf of Mexico, onshore Texas, onshore Louisiana, and several Western states. As a non-operator, we intend to pursue prospects in partnership with other companies with exploration, development and production expertise. We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing.

The business of oil and gas acquisition, drilling and development is capital intensive and the level of operations attainable by an oil and gas company is directly linked to and limited by the amount of available capital. Therefore, a principal part of our plan of operations is to acquire the additional capital required to finance the acquisition of such properties and our share of the development costs. As explained under “Financial Condition” below, we will seek additional working capital through the sale of our securities and, subject to the successful deployment of our cash on hand, we will endeavor to obtain additional capital through bank lines of credit and project financing.

We intend to use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. As a non-operator working interest owner, we intend to rely on outside operators to drill, produce and market our natural gas and oil. We believe that by limiting our management and employee costs, we may be able to better control total costs and retain flexibility in terms of project management.

Financial Condition

As of March 31, 2006, we had total assets of $14,134,851, including working capital of $12,068,902 and cash and cash equivalents of $12,308,475.

Our liquidity over the next 12 to 24 months will be affected by our recent investment of $8 million in Hall-Houston Exploration II, L. P. Pursuant to the limited partnership agreement, the limited partners of Hall-Houston Exploration II, L. P. are required to fund their investment in the partnership based on calls for capital made by the general partner from time to time. The general partner can issue a call for capital contributions at any time, and from time to time, over a three year period expiring in April 2009. At the present time, we have been asked to fund only $260,000 of our $8 million commitment and the general partner is unable to predict the timing and amount of the future calls for capital. We have assumed for purposes of planning and budgeting that up to 50% of our $8 million commitment will be called for during the next 12 months, which we consider to be a conservative estimate. We do not intend to set aside $8 million of cash on hand for purposes of fulfilling our capital commitment to the fund, and we intend to employ a significant amount of our presently available capital for the acquisition and development of other oil and gas prospects. There can be no assurance, however, of the timing or amounts of calls for capital by the general partner of Hall-Houston Exploration II, L. P. or that we will be able to fund our commitment in full at the time any commitment is required.

We believe that we have sufficient cash on hand to carry out our plan of operations over the next 12 months. While we have significant cash resources on hand at this time, we believe that our ability to achieve commercial success and our continued growth will be dependent on our continued access to capital either through the additional sale of our equity or debt securities, bank lines of credit, project financing or cash generated from oil and gas operations. We will seek to obtain additional working capital through the sale of our securities and, subject to the successful deployment of our cash on hand, we will endeavor to obtain additional capital through bank lines of credit and project financing. However, we have no agreements or understandings with any third parties at this time for our receipt of additional working capital and we have no history of generating cash from oil and gas operations. Consequently, there can be no assurance we will be able to obtain continued access to capital as and when needed or, if so, that the terms of any available financing will be subject to commercially reasonable terms.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet financing arrangements.

BUSINESS

Overview

We are an independent oil and natural gas company engaged in the acquisition of leases, drilling and production of oil and natural gas in the United States. We act as a non-operator, which means we do not directly manage exploration, drilling or development operations. Instead, we pursue oil and gas prospects in partnership with oil and gas companies with exploration, development and production expertise. We believe that the domestic oil and gas exploratory prospects that best fit our finding and development cost objectives are located in the Gulf of Mexico, Texas, Louisiana, Colorado, Utah and Montana and we intend to pursue the acquisition of oil and prospects principally in these areas.. In July 2005, we acquired our initial properties and commenced drilling activities in November 2005. We currently hold 21 oil and gas properties in Texas, Louisiana and Colorado, representing an aggregate of 9,486 net acres of developed and undeveloped oil and gas leases. In December 2005, we commenced production operations from our first oil and gas prospects and received our first revenues from oil and gas production in February 2006. As of the date of this prospectus, we have not received significant revenue from oil and gas production.

We are committed to a corporate strategy based on our participation in exploratory drilling as a non-operator. An oil and gas operator is the party that takes primary responsibility for management of the day-to-day exploration, development and production activity, either by carrying out those activities directly or by contracting with third parties for the provision of some or all of such services. Instead of engaging in active exploration, development and production operations, our operations will focus primarily on the search for and analysis and acquisition of oil and gas prospects. As a non-operator, we intend to participate by taking working interests in prospects with an industry partner functioning as the operator, as we have done in all the exploratory wells that have been drilled to date. We may also purchase leases with the intent to sell a majority of the interest to a third party who will serve as the operator and retain a working interest, as we did with the Palo Duro Basin acreage. We may also participate by a direct investment in a partnership or other vehicle engaged in exploration and production, as we did with our investment in Hall-Houston Exploration II, L. P.

As a non-operator we believe we will be able to leverage off the recognized geological, geophysical, and operational expertise of operators in certain geological provinces without having to hire and maintain a large in-house staff with specific expertise in those various geological areas. We expect to bear only a small portion of the operator’s overall geological and geophysical costs and receive in turn the full value of the specialized expertise of the operator’s staff. We believe we will be able to further leverage and diversify by partnering or participating with several highly respected operators in different areas of the country.

        We intend to invest primarily in domestic oil and natural gas interests, including prospects, leases, wells, mineral rights, working interests, royalty interests, overriding royalty interests, net profits interests, production payments, farm-ins, drill to earn arrangements, partnerships, easements, rights of way, licenses and permits, in the offshore Gulf of Mexico, onshore Texas, onshore Louisiana, and several Western states. We also intend to produce and market production from the oil and gas interests and may enter into operating, product marketing, and other such arrangements in connection with such production and marketing.

Our Strategy

Our exploration strategy is predicated upon the two core tenets of the oil and natural gas industry. First, that the only competitive advantage in the commodity-based oil and natural gas business is to be among the lowest cost producers. Second, that virtually all the exploration and production industry’s value creation occurs through the drilling of successful exploratory wells. To this end, our business strategy includes the following elements:

Participation in exploration prospects as a non-operator. We intend to pursue prospects in partnership with other companies with exploration, development and production expertise. We will participate as a non-operator and will evaluate each prospect based on its geological and geophysical merits and, in part, on the operator’s track record and resources.

Leasing of prospective acreage. In the course of our business, we may identify drilling opportunities that have not yet been leased. As such, we may take the initiative to lease prospective acreage and, in turn, sell all or any portion of the leased acreage to other companies that may want to participate in drilling and development of the prospect acreage. We have successfully executed such leasing programs as in the Palo Duro Basin of Texas.

Negotiated acquisitions of properties. We may acquire producing properties based on our view of the pricing cycles of oil and natural gas and available exploitation opportunities of proved, probable and possible reserves. As of the date of this prospectus, we have not acquired any producing properties, and all wells drilled to date have been exploratory wells.

Controlling general and administrative and geological and geophysical costs. Our goal is to be among the highest in the industry in revenue and profit per employee and among the lowest in general and administrative costs. We intend to maximize returns on capital by minimizing our executive salaries and up-front costs in seismic data, hardware, software, geological and geophysical overhead and prospect generation. We also intend to outsource our geological, geophysical, reservoir engineering and land functions, and partner with cost efficient operators whenever possible.

At the present time, we have four employees, including our three executive officers. We have developed an operating strategy that is based on our participation in exploration prospects as a non-operator.  We intend to use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services. We will also pursue alliances with partners in the areas of geological and geophysical services and prospect generation, evaluation and prospect leasing. As a non-operator working interest owner, we intend to rely on outside operators to drill, produce and market our natural gas and oil. We believe that by limiting our management and employee costs, we may be able to better control total costs and retain flexibility in terms of project management.

Principal Oil and Gas Interests

Hall-Houston Exploration II, L. P. In order to establish a presence in the Gulf of Mexico, in April 2006 we purchased $8 million of limited partnership interests of Hall-Houston Exploration II, L. P., a newly formed oil and gas exploration and development partnership that intends to focus primarily offshore in the Gulf of Mexico. In April 2006, Hall-Houston Exploration II, L.P. raised a total of $150 million from the sale of limited partnership interests. Our interest in Hall-Houston Exploration II, L. P. represents approximately 5.3% of all interests held by limited partners. The limited partnership expects to commence exploration activities in the third quarter of 2006.

Hall-Houston Exploration II, L. P. is sponsored and managed by Hall-Houston Exploration Partners, L.L.C. The president and chief financial officer of Hall-Houston Exploration Partners, L.L.C. are Gary L. Hall and Brad Bynum, both of whom presently serve on our board of directors. In addition, Gary L. Hall is the brother of our chief executive officer, Wayne P. Hall. Wayne Hall has no direct or indirect ownership interest in Hall-Houston Exploration Partners, L.L.C. or Hall-Houston Exploration II, L. P. We invested in Hall-Houston Exploration II, L. P. on the same terms as all other investors in the partnership.

Pursuant to the limited partnership agreement, the limited partners of Hall-Houston Exploration II, L. P. are required to fund their investment in the partnership based on calls for capital made by the general partner from time to time. The general partners can issue a call for capital contributions at any time, and from time to time, over a three year period expiring in April 2009. In the event that a limited partner is unable or unwilling to fund a capital call, the general partner may pursue one or more of the following remedies:

•	Require the defaulting limited partner to pay interest on the unpaid capital contribution equal to the prime rate plus four percent;
•	Exclude the defaulting limited partner from participating in any vote or consent of the limited partners;
•
Require the defaulting limited partner to sell its entire limited partnership interest to the other limited partners or the partnership, at the option of the other limited partners and the partnership, at a price equal to the lower of (i) 75% of the fair market value of such defaulting limited partner’s interest and (ii) 75% of the capital account balance of such defaulting limited partner.

At the present time, we have been asked to fund only $260,000 of our $8 million commitment, and the general partner is unable to predict the timing and amount of the future calls for capital. We have assumed for purposes of planning and budgeting that up to 50% of our $8 million commitment will be called for during the next 12 months. We do not intend to set aside $8 million of cash presently on hand for purposes of fulfilling our capital commitment to the partnership, and we intend to employ a significant amount of our presently available capital for the acquisition and development of other oil and gas prospects. There can be no assurance, however, of the timing or amounts of calls for capital by the general partner of Hall-Houston Exploration II, L. P. or that we will be able to fund our commitment in full at the time any commitment is required.

        Palo Duro Basin. In December 2005 and January 2006, we acquired leases covering approximately 33,000 gross and 23,800 net mineral acres in the Palo Duro Basin located in Floyd and Motley Counties, Texas. Four leases were acquired for acquisition costs and expenses of approximately $2,550,000. Two of the leases covering approximately 9,300 net acres have primary terms of five years, one lease covering approximately 13,750 net acres has a primary term of four years and one lease covering approximately 750 net acres has a primary term of three years.

In mid January 2006, we entered into a series of agreements with The Meridian Resource & Exploration LLC, an unrelated third party exploration and production company, covering the sale of a portion of our undivided interest in the acreage and the drilling and development of the acreage. Pursuant to the terms of the purchase and sale agreement, we sold 75% of our undivided leasehold interest in approximately 23,800 net mineral acres to Meridian in exchange for cash consideration of approximately $3,950,000. In addition, we entered into an exploration agreement with Meridian pursuant to which Meridian will act as operator of the subject acreage. The agreement provides for an area of mutual interest covering all of Motley and Floyd Counties, Texas. The agreement provides Meridian with the option of farming out our interest in 15 wells subject to a non-convertible overriding royalty interest retained by us.

South San Arroyo Gas Prospect, Utah. In February 2006, we entered into a letter of intent to purchase an 85% working interest in a 20,300 gross acre shallow natural gas and oil exploratory prospect located in eastern Utah, just to the west of Grand Junction, Colorado. Our purchase price will be $1,927,835 and we expect to close on the acquisition of the working interest in June 2006. We intend to sell a portion of our working interest to another company that would drill and operate the prospect area, however there are no understandings or agreements concerning such a sale as of the date of this prospectus.

Southwest Texas Project. We have acquired a 10% working interest in an exploratory prospect area in southwest Texas with both oil and natural gas potential. The prospect is being operated by an unaffiliated Texas-based exploration company. The prospect consists of approximately 18,500 gross acres, of which approximately 3,100 acres have been leased and the remaining 15,400 acres are under option to be leased at the discretion of the operator. As of April 30, 2006, two wells have been successfully drilled and are waiting final completion. Two additional wells have been permitted, with a fifth well expected to be permitted shortly.

South Texas Frio Program is a shallow well drilling program that consists of six Frio (natural gas) prospects operated and drilled by third parties in Wharton County, Victoria County and Colorado Counties, Texas. Our working interests vary from 5.95% to 10.00%. The only prospect drilled, completed and turned to sales before year end was the Brayton Operating Company Diebel “C” #1. One prospect, the Brayton Operating Company Halamicek #1, was drilled as a dry hole and was subsequently plugged and abandoned. Of the remaining four prospects, all have been completed and turned to sales as of April 30, 2006.

Gemini Prospect, Louisiana is a shallow Miocene natural gas prospect approximately 3,850 feet deep to be drilled to and operated by Bayou City Exploration, Inc. It is located in Jefferson Davis Parish, Louisiana and drilling commenced on December 15, 2005. We have a 12.5% working interest in this prospect. The well was successfully completed and as of April 30, 2006, was waiting on pipeline connection in order to be turned to production.

Leopard Branch Prospect, Texas is an oil prospect located in Live Oak County, Texas to test the Queen City formation at a depth of approximately 6,500 feet. Drilling commenced on December 27, 2005 and is being operated by Bayou City Exploration Inc. We have a 25% working interest in this prospect area. As of April 30, 2006, the well had been drilled and completed and is currently being evaluated.

Whitewater Prospect, Colorado is a shallow natural gas prospect to be operated by River Oil and Gas of Houston, Texas. The prospect will test the Dakota “A” and “B” sands in an area southeast of Grand Junction, Colorado in Delta and Mesa Counties. We have an 18.75% working interest in the project in which 3,902.17 acres has been leased before year end 2005, with an additional 5,412.94 acres leased in January 2006 bringing the total prospect acreage position to 9,315.11 acres.

Various Potential Oil and Gas Prospects. We are in various stages of preliminary lease analysis and acquisition in other natural gas and oil prospects. Most of these prospects are located in Texas, Louisiana, Colorado and Utah.

Reserves

We have not had a reserve report prepared for 2005 as we had only participated in one well that was drilled and turned to production before December 31, 2005.

Production

Since we had only one well in production before year end, there was insignificant natural gas production and no oil production attributable to our working interests during the year ended December 31, 2005. Our first completed well was turned to production on December 5, 2005. We had four additional wells completed and turned to sales in the first quarter of 2006. As of April 30, 2006, two other wells were completed and waiting on pipeline connection and two other wells had been drilled and were waiting completion.

Drilling Activity

We have participated in 12 wells through April 30, 2006. Three wells were drilled as dry holes which were plugged and abandoned by the operators. Nine wells have been drilled and are currently producing or are capable of production.

Acreage

The following tables summarize by geographic area our developed and undeveloped acreage as of April 30, 2006. The term of the undeveloped leasehold acreage ranges from three to five years.

	Developed[1]		Undeveloped[2]
State	Gross[3]	Net[4]	Gross[3]	Net[4]

Texas	4,999	633	28,387	7,029
Louisiana	160	20	452	57
Colorado	-0-	-0-	9,315	1,747
Total	5,159	653	38,154	8,833

Productive Wells

The following tables summarize by geographic area our gross and net interests in producing oil and gas wells as of April 30, 2006. Productive wells are producing wells and wells capable of production, including gas wells awaiting pipeline connections and oil wells awaiting connection to production facilities. Wells that are dually completed in more than one producing horizon are counted as one well.

	Gross Wells[3]		Net Wells[4]
State	Oil	Gas	Oil	Gas

Texas	1	7.25		.5380
Louisiana	-0-	1	-0-	.125
Total	1	8.25		.6630

(1) Developed acreage is acreage spaced for or assignable to productive wells.

(2) Undeveloped acreage is oil and gas acreage on which wells have not been drilled or to which no proved reserves other than proved undeveloped reserves have been attributed.

(3) A gross well or acre is a well or acre in which a working interest is owned. The number of gross wells is the total number of wells in which a working interest is owned. The number of gross acres is the total number of acres in which a working interest is owned.

(4) A net well or acre is deemed to exist when the sum of fractional ownership working interests in gross wells or acres equals one. The number of net wells or acres is the sum of the fractional working interests owned in gross wells or acres expressed as whole numbers and fractions thereof.

        Our proposed oil and natural gas drilling and production activities are subject to numerous risks, many of which are beyond our control. These risks include the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards. Environmental hazards include oil spills, natural gas leaks, ruptures and discharges of toxic gases. In addition, title problems, weather conditions and mechanical difficulties or shortages or delays in delivery of drilling rigs and other equipment could negatively affect our operations. If any of these or other similar industry operating risks occur, we could have substantial losses. Substantial losses also may result from injury or loss of life, severe damage to or destruction of property, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with industry practice, we have obtained insurance against some, but not all, of the risks described above. However, we cannot assure you that the insurance obtained by us will be adequate to cover any losses or liabilities.

Marketing and Pricing

We will derive revenue principally from the sale of oil and natural gas. As a result, our revenues are determined, to a large degree, by prevailing prices for crude oil and natural gas. We intend to sell our oil and natural gas on the open market at prevailing market prices. The market price for oil and natural gas is dictated by supply and demand, and we cannot accurately predict or control the price we may receive for our oil and natural gas.

Our project revenue, cash flows, profitability and future rate of growth depend substantially upon prevailing prices for oil and natural gas. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. Lower prices may also adversely affect the value of our reserves and make it uneconomical for us to commence or continue production levels of natural gas and crude oil.  Historically, the prices received for oil and natural gas have fluctuated widely. Among the factors that can cause these fluctuations are:

•	The domestic and foreign supply of natural gas and oil

•	Overall economic conditions

•	The level of consumer product demand

•	Weather conditions

•	The price and availability of competitive fuels such as heating oil and coal

•	Political conditions in the Middle East and other natural gas and oil producing regions

•	The level of oil and natural gas imports

•	Domestic and foreign governmental regulations

•	Potential price controls

We may enter into hedging arrangements to reduce our exposure to decreases in the prices of oil and natural gas. Hedging arrangements may expose us to risk of significant financial loss in some circumstances including circumstances where:

•	There is a change in the expected differential between the underlying price in the hedging agreement and actual prices received

•	Our production and/or sales of natural gas are less than expected

•	Payments owed under derivative hedging contracts typically come due prior to receipt of the hedged month’s production revenue

•	The other party to the hedging contract defaults on its contract obligations

In addition, hedging arrangements limit the benefit we would receive from increases in the prices for oil and natural gas. We cannot assure you that any hedging transactions we may enter into will adequately protect us from declines in the prices of oil and natural gas. On the other hand, we may choose not to engage in hedging transactions in the future. As a result, we may be more adversely affected by changes in oil and natural gas prices than our competitors who engage in hedging transactions.

Competition

We will compete with numerous other companies in virtually all facets of our business. Our competitors in the exploration, development, acquisition and production business include major integrated oil and gas companies as well as numerous independents, including many that have significantly greater financial resources and in-house technical expertise.

Government Regulations

           General. Our proposed oil and natural gas operations will be subject to various Federal, state and local regulations that will materially affect our operations. Matters regulated will include permits for drilling operations, drilling and abandonment bonds, reports concerning operations, the spacing of wells and unitization and pooling of properties and taxation. At various times, regulatory agencies have imposed price controls and limitations on production. In order to conserve supplies of oil and natural gas, these agencies have restricted the rates of flow of oil and natural gas wells below actual production capacity. Federal, state and local laws regulate production, handling, storage, transportation and disposal of oil and natural gas, by-products from oil and natural gas and other substances and materials produced or used in connection with oil and natural gas operations. While we believe we will be able to substantially comply with all applicable laws and regulations, the requirements of such laws and regulations are frequently changed. We cannot predict the ultimate cost of compliance with these requirements or their effect on our actual operations.

Federal Income Tax. Federal income tax laws will significantly affect our operations. The principal provisions that will affect us are those that permit us, subject to certain limitations, to deduct as incurred, rather than to capitalize and amortize, our domestic “intangible drilling and development costs” and to claim depletion on a portion of our domestic oil and natural gas properties based on 15% of our oil and natural gas gross income from such properties (up to an aggregate of 1,000 Bbls per day of domestic crude oil and/or equivalent units of domestic natural gas).

Environmental Matters. Domestic oil and natural gas operations are subject to extensive federal regulation and, with respect to federal leases, to interruption or termination by governmental authorities on account of environmental and other considerations such as the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA) also known as the “Super Fund Law.” The trend towards stricter standards in environmental legislation and regulation could increase our costs and others in the industry. Oil and natural gas lessees are subject to liability for the costs of clean-up of pollution resulting from a lessee’s operations, and may also be subject to liability for pollution damages. We have obtained insurance against costs of clean-up operations, but it is unlikely that we will be able to fully insure against all such risks. A serious incident of pollution may also result in the Department of the Interior requiring lessees under federal leases to suspend or cease operation in the affected area.

The Oil Pollution Act of 1990 (the OPA) and regulations thereunder impose a variety of regulations on “responsible parties” related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of federal safety, construction or operating regulations. Few defenses exist to the liability imposed by the OPA. In addition, to the extent we acquire offshore leases and those operations affect state waters, we may be subject to additional state and local clean-up requirements or incur liability under state and local laws. The OPA also imposes ongoing requirements on responsible parties, including proof of financial responsibility to cover at least some costs in a potential spill. We cannot predict whether the financial responsibility requirements under the OPA amendments will adversely restrict our proposed operations or impose substantial additional annual costs to us or otherwise materially adversely affect us. The impact, however, should not be any more adverse to us than it will be to other similarly situated or less capitalized owners or operators in the Gulf of Mexico.

Our onshore operations will be subject to numerous federal, state and local laws and regulations controlling the discharge of materials into the environment or otherwise relating to the protection of the environment. Such laws and regulations, among other things, impose absolute liability on the lessee for the cost of clean-up of pollution resulting from a lessee’s operations, subject the lessee to liability for pollution damages, may require suspension or cessation of operations in affected areas, and impose restrictions on the injection of liquids into subsurface aquifers that may contaminate groundwater. Such laws could have a significant impact on our operating costs, as well as the natural gas and oil industry in general. Federal, state and local initiatives to further regulate the disposal of natural gas and oil wastes are also pending in certain jurisdictions, and these initiatives could have a similar impact on us. Our operations will also be subject to additional federal, state and local laws and regulations relating to protection of human health, natural resources, and the environment pursuant to which we may incur compliance costs or other liabilities.

Other Laws and Regulations. Various laws and regulations often require permits for drilling wells and also cover spacing of wells, the prevention of waste of natural gas and oil including maintenance of certain gas/oil ratios, rates of production and other matters. The effect of these laws and regulations, as well as other regulations that could be promulgated by the jurisdictions in which we have production, could be to limit the number of wells that could be drilled on our properties and to limit the allowable production from the successful wells completed on our properties, thereby limiting our revenues.

Employees

We have four employees, one of whom is part-time. For the foreseeable future, we intend to use the services of independent consultants and contractors to perform various professional services, including reservoir engineering, land, legal, environmental and tax services.

Company Location and Facilities

Our executive offices are located in Houston, Texas. We lease approximately 550 square feet on a month to month basis at the rate of $1,950 per month. At such time as our increased operations warrant, we intend to lease a larger facility in the general Houston area.

Litigation

There are no pending legal proceedings to which we or our properties are subject.

MANAGEMENT

Set forth below are our directors and officers:

Name	Age	Position

Wayne P. Hall	58	Chairman of the Board, President and Chief Executive Officer

Allen R. McGee	56	Chief Financial Officer and Director

Donald L. Kirkendall	49	Executive Vice President

J. Raleigh Bailes, Sr.	57	Director

Brad Bynum	36	Director

Gary L. Hall	56	Director

Joe L. McClaugherty	55	Director

Steven A. Pfeifer	43	Director

Mr. Wayne Hall has served as our president and chief executive officer and as a member of our board of directors since April 1, 2005. Between January 2004 and April 2005, Mr. Hall managed his family investments in securities and oil and gas interests. From January 2002 until January 2004, Mr. Hall served as senior advisor to Energy Partners, Ltd., an oil and gas exploration and production company. Mr. Hall served as president and director of Hall-Houston Oil Company, a privately-owned exploration and production concern he co-founded, from October 1983 until January 2002.

Mr. McGee has served as our chief financial officer and as a member of our board of directors since April 1, 2005. Mr. McGee has owned and managed Allen Roberts McGee, P.C., a private accounting practice since 1987. The firm specializes in both tax and financial accounting for privately held firms, principally oil and gas companies and family estates with major holdings in oil and gas and real estate. Mr. McGee is licensed by the State of Texas as a certified public accountant.

Mr. Kirkendall has served as our executive vice president since October 2005. From May 2004 to October 2005, Mr. Kirkendall was an independent consultant in the oil and gas exploration industry. Between January 2001 and May 2004, Mr. Kirkendall was employed as a natural gas specialist in the Professional Services Group of SunGard Corporation, where he was responsible for the implementation of natural gas trading, scheduling and accounting software.

Mr. Bailes has served as a member of our board of directors since March 1, 2006. Mr. Bailes has been a partner of Bailes, Bates & Associates, LLP, a tax and accounting firm, since March 2003. Between November 1999 and March 2003, Mr. Bailes owned and managed J. Raleigh Bailes, CPA, a tax and accounting firm. Mr. Bailes is admitted to practice before the U.S. Tax Court and is licensed by the State of Texas as a certified public accountant.

Mr. Bynum has served as a member of our board of directors since March 1, 2006. Mr. Bynum is currently chief financial officer of Hall-Houston Exploration Partners, L.L.C., a privately-held oil and gas exploration and development company, a position he has held since February 2005. Between 1997 and February 2005, Mr. Bynum was employed at Merrill Lynch Pierce Fenner & Smith, most recently as a director of investment banking in Merrill Lynch’s Global Energy and Power Investment Banking Group, in Houston, Texas.

        Mr. Gary Hall has served as a member of our board of directors since March 1, 2006. Hr. Hall is currently president of Hall-Houston Exploration Partners, L.L.C., an oil and gas exploration and production company, a position he has held since December 2004. Between March 2004 and December 2004, Mr. Hall managed his family investments.Between January 2002 and March 2004, Mr. Hall was vice chairman of the board of directors of Energy Partners Ltd., an oil and gas exploration and production company. From 1983 to January 2002, Mr. Hall was the chairman and chief executive officer of Hall-Houston Oil Company, an oil and gas exploration and production company. Mr. Gary Hall is the brother of our chief executive officer, Wayne Hall.

        Mr. McClaugherty has served as a member of our board of directors since April 13, 2006. For the past five years, Mr. McClaugherty has been a senior partner of McClaugherty & Silver, P.C., a full service firm engaged in the practice of civil law located in Santa Fe, New Mexico. Mr. McClaugherty is admitted to the state bars of New Mexico, Texas and Colorado.

        Mr. Pfeifer has served as a member of our board of directors since May 5, 2006. Since January 2005, Mr. Pfeifer has served as the managing member of P.O.&G. Resources - Texas, LLC, a privately held oil and gas exploration and production company. From September 1999 to September 2004, Mr. Pfeifer was employed as an oil and gas analyst by Merrill Lynch Pierce Fenner & Smith, most recently as First Vice President in charge Merrill Lynch’s Global Energy Research team. From October 2004 to December 2004, Mr. Pfeifer managed his family investments.

        Related Party Transactions

        In order to establish a presence in the Gulf of Mexico, in April 2006 we purchased $8 million of limited partnership interests of Hall-Houston Exploration II, L. P., a newly formed $150 million oil and gas exploration and development partnership that intends to focus primarily offshore in the Gulf of Mexico. Our interest in Hall-Houston Exploration II, L. P. represents approximately 5.3% of all interests held by limited partners. Hall-Houston Exploration II, L. P. is sponsored and managed by Hall-Houston Exploration Partners, L.L.C. The president and chief financial officer of Hall-Houston Exploration Partners, L.L.C. are Gary L. Hall and Brad Bynum, both of whom presently serve on our board of directors. In addition, Gary L. Hall is the brother of our chief executive officer, Wayne P. Hall. Wayne Hall has no direct or indirect ownership interest in Hall-Houston Exploration Partners, L.L.C. or Hall-Houston Exploration II, L. P. We invested in Hall-Houston Exploration II, L. P. on the same terms as all other investors in the fund and our investment was approved by the disinterested members of our board of directors. In the future, we intend to submit all material decisions and actions concerning our involvement in Hall-Houston Exploration II, L. P. for the approval of the disinterested members of our board of directors.

                Executive Compensation

        The following table sets forth the compensation paid by us to our chief executive officer and to all other executive officers for services rendered during the fiscal years ended December 31, 2005, 2004 and 2003. In reviewing the table, please note that:

•	From May 10, 2003 through April 1, 2005, the only executive officer of the company was Gary E. Bryant, who earned no compensation for acting as such; and

•	Wayne Hall and Allen McGee were appointed as chief executive officer and chief financial officer, respectively, on April 1, 2005

		Annual Compensation			Long Term Compensation
Name and Position	Year	Salary	Bonus	Other	Restricted Stock Awards ($)	Common Shares Underlying Options	All Other Compensation

Gary E. Bryant, President, CFO and CEO	2005 2004 2003	-- -- --	$ -- -- --	-- -- --	-- -- --	-- -- --	-- -- --

Wayne P. Hall, President and CEO	2005 2004 2003	$45,000 -- --	$ 29,110 -- --	-- -- --	-- -- --	-- -- --	-- -- --

Allen R. McGee, CFO	2005 2004 2003	$22,500 -- --	$11,935 -- --	-- -- --	-- -- --	-- -- --	-- -- --

Commencing in April 2005, we accrued salaries for our chief executive officer, Wayne P. Hall, and our chief financial officer, Allen R. McGee, in the amounts of $5,000 and $2,500 per month, respectively. Commencing January 1, 2006, we have agreed to pay Mr. Hall, Mr. McGee and our executive vice president, Donald Kirkendall, annual salaries of $100,000, $50,000 and $100,000, respectively. The salaries for Mr. Hall and Mr. McGee from inception from employment to date have been accrued and will be paid sometime in 2006.

Stock Incentive Plan. We have adopted a Stock Incentive Plan in 2006 providing for the grant of non-qualified stock options and incentive stock options to purchase shares of our common stock and for the grant of restricted and unrestricted share grants. The purpose of the plan is to provide eligible participants with an opportunity to acquire an ownership interest in our company. All officers, directors, employees and consultants to our company are eligible to participate under the plan.

Our board of directors or a committee of our board of directors consisting of at least two “non-employee directors” will administer the plan. The committee administering the plan has the authority to determine all provisions of options and shares granted under the plan as long as they are consistent with the terms of the plan. The plan committee has full discretion to determine the exercise price, term and number of shares underlying non-qualified options granted under the plan. As required by the Internal Revenue Code of 1986, as amended, the exercise price of incentive stock options may not be less than 100% of the fair market value of one share of our common stock on the date of grant (or 110% if the grantee holds more than 10% of our common stock) and the term of the incentive stock option may not exceed 10 years. There are no limitations on the plan committee’s grant of restricted or unrestricted share grants under the plan.

We have reserved 1,500,000 shares of our common stock under the plan. As of the date of this prospectus, 1,000,000 options have been granted under the plan.

        Compensation of Directors. It is our present policy to pay our outside or non-officer directors a fee of $1,000 per day for attending board or committee meetings, or a ratable portion for meetings of less than one full day. We have also granted to our five outside directors, J. Raleigh Bailes, Brad Bynum, Gary L. Hall, Joe L. McClaugherty and Steven Pfeifer, options to purchase 200,000 common shares each at an exercise price of $3.80 per share. The options vest and first become exercisable over four years, including 50,000 options vesting upon the grant of the options and an additional 50,000 options vesting on the first three anniversaries of the option grant. The options are subject to early termination in the event the holder ceases to be a director. All of our directors receive reimbursement for out-of-pocket expenses for attending board of directors meetings. We intend to appoint additional members to the board of directors, including outside or non-officer members to the board. Any future outside directors may receive an attendance fee for each meeting of the board of directors. From time to time we may also engage certain outside members of the board of directors to perform services on our behalf and we will compensate such persons for the services which they perform.

Option Grants in Last Fiscal Year

Individual Grants
Name	Number of Securities Underlying Options Granted (#)	% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Sh)	Expiration Date

None.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

Name	Shares Acquired on Exercise	Value Received	Number of Securities Underlying Unexercised Options at Fiscal Year-End Exercisable/ Unexercisable	Value of Unexercised in-the-Money Options at Fiscal Year-End Exercisable/ Unexercisable

None.

Limitation of Liability of Directors and Indemnification of Directors and Officers

The Delaware General Corporation Law provides that corporations may include a provision in their certificate of incorporation relieving directors of monetary liability for breach of their fiduciary duty as directors, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit. Our certificate of incorporation provides that directors are not liable to us or our stockholders for monetary damages for breach of their fiduciary duty as directors to the fullest extent permitted by Delaware law. In addition to the foregoing, our bylaws provide that we may indemnify directors, officers, employees or agents to the fullest extent permitted by law and we have agreed to provide such indemnification to each of our directors.

The above provisions in our certificate of incorporation and bylaws and in the written indemnity agreements may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their fiduciary duty, even though such an action, if successful, might otherwise have benefited us and our stockholders. However, we believe that the foregoing provisions are necessary to attract and retain qualified persons as directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

PRINCIPAL STOCKHOLDERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of the date of this prospectus by:

•	each person who is known by us to be the beneficial owner of more than five percent (5%) of our issued and outstanding shares of common stock;

•	each of our directors, executive officers and nominees to become directors; and

•	all directors and executive officers as a group.

Name and Address	Number of Shares	Percentage Owned
Wayne P. Hall	2,140,650	10.8%

Allen R. McGee	795,675	4.0%

Donald L. Kirkendall	203,750	1.0%

J. Raleigh Bailes, Sr.	50,000	*

Brad Bynum	50,000	*

Gary L. Hall	250,000	1.3%

Joe L. McClaugherty	50,000	*

Steven A. Pfeifer	50,000	*

Gary E. Bryant	1,693,500	8.6%

Suzanne Kerr Bryant	1,134,000	5.7%

Bonanza Master Fund, LP 300 Crescent Court, Suite 1740 Dallas, Texas 75201	4,000,000	18.5%

Cordillera Fund, LP 8201 Preston Road, Suite 400 Dallas, Texas 75225	1,150,000	5.7%

Thomas Dwon 101 Park Avenue, 47th Floor New York, New York 10178	2,000,000	9.9%

Directors and executive officers as a group (8)	3,590,075	17.8%

*Less than one percent

In reviewing the above table, please keep in mind:

•
The percentage amounts for each reported party are based on 19,677,317 common shares issued and outstanding as of the date of this prospectus and the percentage amounts also give effect to the issuance of common shares, that the reported party has the right to acquire, upon the exercise of options, warrants or otherwise within 60 days.

•	The address for the officers and directors is 5100 Westheimer, Suite 200, Houston, Texas 77056.

•
The share amount shown for Wayne P. Hall includes 100,000 shares of common stock and 100,000 shares underlying presently exercisable warrants held by Hall SouthWest Business Ventures, LP, Mr. Hall’s private investment company.

•	The share amount shown for Mr. Kirkendall includes 73,750 shares underlying presently exercisable warrants.

•	The share amounts for J. Raleigh Bailes, Brad Bynum, Gary L. Hall, Joe L. McClaugherty and Steven A. Pfeifer include 50,000 shares each underlying presently exercisable options.

•
The share amount shown for Gary L. Hall also includes 100,000 shares of common stock and 100,000 shares underlying presently exercisable warrants held by Houston Explorer Group, LP, a private investment company owned by Mr. Hall.

•
The share amounts for Gary Bryant include 568,000 shares held by Kiowa Oil Company, which is owned by Mr. Bryant, and 105,000 shares underlying presently exercisable warrants, 25,000 of which are held by Kiowa Oil Company.

•
The share amounts for Suzanne Kerr Bryant include 50,000 shares underlying presently exercisable warrants. Ms. Bryant is the wife of Gary Bryant. Mr. and Mrs. Bryant disclaim beneficial ownership in the shares reported by the other. The address for Mr. and Mrs. Bryant is 16 Carmel Woods, Laguna Niguel, California 92677.

•	The share amount shown for Bonanza Master Fund, LP include 2,000,000 shares underlying presently exercisable warrants.

•	The share amount shown for Cordillera Fund, LP includes 530,000 shares underlying presently exercisable warrants.

•
Mr. Dwon is the managing partner of Touradji Global Resources Master Fund, Ltd. and Touradji Deep Rock Master Fund, Ltd. The share amount shown for Mr. Dwon represents 1,500,000 shares beneficially owned by Touradji Global Resources Master Fund, Ltd., including 300,000 shares underlying presently exercisable warrants, and  500,000 shares beneficially owned by Touradji Deep Rock Master Fund, Ltd.

DESCRIPTION OF SECURITIES

Common Stock

          We are authorized to issue 50,000,000 shares of common stock, of which, as of June 2, 2006, 19,677,317 shares were issued and outstanding and held by 213 record holders. As of the date of this prospectus, there are no outstanding options, warrants or other securities which upon exercise or conversion entitle their holder to acquire shares of common stock, except as set forth below.

          Holders of shares of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders generally. The approval of proposals submitted to stockholders at a meeting other than for the election of directors requires the favorable vote of a majority of the shares voting, except in the case of certain fundamental matters (such as certain amendments to the certificate of incorporation, and certain mergers and reorganizations), in which cases Delaware law and our bylaws require the favorable vote of at least a majority of all outstanding shares. Stockholders are entitled to receive such dividends as may be declared from time to time by the board of directors out of funds legally available therefor, and in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The holders of shares of common stock have no preemptive, conversion, subscription or cumulative voting rights.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock. Our board of directors is authorized to issue from time to time, without shareholder authorization, in one or more designated series or classes, any or all of the authorized but unissued shares of preferred stock with such dividend, redemption, conversion and exchange provisions as may be provided in the particular series. Any series of preferred stock may possess voting, dividend, liquidation and redemption rights superior to that of the common stock. The rights of the holders of common stock will be subject to and may be adversely affected by the rights of the holders of any preferred stock that may be issued in the future. Issuance of a new series of preferred stock, while providing desirable flexibility in connection with possible acquisition and other corporate purposes, could make it more difficult for a third party to acquire, or discourage a third party from acquiring, a majority of the outstanding voting stock of our company.

As of the date of this prospectus, no class or series of preferred stock has been designated and no shares of preferred stock are issued.

Private Placement Warrants

We issued warrants to purchase common stock as part of the units sold in our 2005 and 2006 private placements. In connection with our 2005 private placement, we sold to investors 5,334,300 warrants to purchase one share of our common stock at an exercise price of $2.00 per share. We also issued to our placement agent, Energy Capital Solutions, LP, and certain finders a total of 441,350 warrants on the same terms and conditions. None of the warrants have been exercised as of the date of this prospectus.

In connection with our 2006 private placement, we sold to investors 871,500 warrants to purchase one share of our common stock at an exercise price of $3.00 per share. We also issued to our placement agent, Energy Capital Solutions, LP, 326,812 warrants on the same terms and conditions. All of the warrants are presently exercisable and have a term of five years from the date of issuance. None of the warrants have been exercised as of the date of this prospectus.

Other Warrants

In November 2005, we issued 25,000 warrants to purchase one share of our common stock, at an exercise price of $2.00, to an unaffiliated oil and gas exploration and production company as partial consideration for our acquisition of certain oil and gas working interests. The warrants have a term of five years. None of the warrants have been exercised as of the date of this prospectus.

Stock Incentive Plan

We have adopted a Stock Incentive Plan in 2006 providing for the grant of non-qualified stock options and incentive stock options to purchase shares of our common stock and for the grant of restricted and unrestricted share grants. We have reserved 1,500,000 shares of our common stock under the plan. All officers, directors, employees and consultants to our company are eligible to participate under the plan. The purpose of the plan is to provide eligible participants with an opportunity to acquire an ownership interest in our company. As of the date of this prospectus, 1,000,000 options have been granted under the plan.

Dividends

We do not anticipate the payment of cash dividends on our common stock in the foreseeable future.

Transfer Agent

The transfer agent for our common stock is Nevada Agency & Trust Company, 50 West Liberty Street Suite 880, Reno, Nevada.

LEGAL MATTERS

Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Preston Gates Ellis, LLP, Irvine, California.

EXPERTS

Farber Hass Hurley & McEwen, LLP, Certified Public Accountants, Granada Hills, California, have audited, as set forth in their report appearing elsewhere in this prospectus, our financial statements as of December 31, 2005 and for the years ended December 31, 2005 and 2004. We have included our financial statements in the prospectus in reliance on Farber Hass Hurley & McEwen, LLP’s report, given on their authority as experts in accounting and auditing.

AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934 and, in accordance therewith, file reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information filed pursuant to the Securities Exchange Act of 1934 may be inspected and copied at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the SEC’s Web site is http://www.sec.gov.

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933 with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this prospectus, which is part of the registration statement, omits certain information, exhibits, schedules and undertakings set forth in the registration statement. Copies of the registration statement and the exhibits are on file with the SEC and may be obtained from the SEC’s Web site or upon payment of the fee prescribed by the SEC, or may be examined, without charge, at the offices of the SEC set forth above. For further information, reference is made to the registration statement and its exhibits.

INDEX TO FINANCIAL STATEMENTS

Independent Auditors' Report	F-1

Consolidated Balance Sheet at December 31, 2005	F-2

Consolidated Statements of Operations for the years ended December 31, 2005 and 2004 and for the period from inception (February 19, 2002) to December 31, 2005	F-3

Consolidated Statements of Shareholders' Equity for the years ended December 31, 2005 and 2004 and for the period from inception (February 19, 2002) to December 31, 2005	F-4

Consolidated Statements of Cash Flows for the years ended December 31, 2005 and 2004 and for the period from inception (February 19, 2002) to December 31, 2005	F-4

Notes to Consolidated Financial Statements	F-6

Unaudited Condensed Consolidated Balance Sheet at March 31, 2006	F-16

Unaudited Condensed Consolidated Statements of Operations for the three months periods ended March 31, 2006 and 2005 and for the period from inception (February 19, 2002) to March 31, 2006	F-17

Unaudited Condensed Consolidated Statements of Shareholders' Equity for the three months ended March 31, 2006 and for the period from inception (February 19, 2002) to March 31, 2006	F-18

Unaudited Condensed Consolidated Statements of Cash Flows for the three months periods ended March 31, 2006 and 2005 and for the period from inception (February 19, 2002) to March 31, 2006	F-19

Notes to Unaudited Condensed Consolidated Financial Statements	F-20

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Petro Resources Corporation
Houston, Texas

We have audited the accompanying balance sheet of Petro Resources Corporation (a development stage company) (the "Company") as of December 31, 2005, and the related statements of operations, changes in shareholders' equity, and cash flows for the years ended December 30, 2005 and 2004, and the cumulative period from February 19, 2002 (inception of development stage) through December 31, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Petro Resources Corporation as of December 31, 2005, and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004, and the cumulative period from February 19, 2002 (inception of development stage) through December 31, 2005, in conformity with accounting principles generally accepted in the United States of America.

/s/ Farber Hass Hurley & McEwen, LLP

Granada Hills, California
March 1, 2006

PETRO RESOURCES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEET

December 31, 2005
Assets
Current assets
Cash	$3,417,510
Total current assets	3,417,510
Oil and gas properties, using successful efforts accounting
Unproved	1,488,505
Proved	-
1,488,505
Accumulated depreciation	(212)
Net oil and gas properties	1,488,293

$4,905,803

Liabilities and Shareholders' Equity
Current liabilities
Advance from Chief Executive Officer	$2,500
Accounts payable	12,000
Accrued expenses	96,764
Total current liabilities	111,264

Asset retirement obligation	10,337
Total liabilities	121,601

Commitments and contingencies	-

Shareholders' equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized, no shares issued	-
Common stock, $0.01 par value; 50,000,000 shares authorized, 16,191,317 shares issued and outstanding	161,913
Additional paid in capital	5,038,037
Deficit accumulated during the development stage	(415,748)
Total shareholders' equity	4,784,202

$4,905,803

The accompanying notes are an integral part of these financial statements.

PETRO RESOURCES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

	Year Ended December 31,		Cumulative from inception (February 19, 2002) to December 31,
	2004	2005	2005

Revenue	$-	$-	$-

Operating costs and expenses
Production	-	-
Exploration	-	32,228	32,228
Depreciation and accretion	-	263	263
General and administrative	52,671	188,384	383,257

Total operating costs and expenses	52,671	220,875	415,748

Net loss	$(52,671)	$(220,875)	$(415,748)

Basic and diluted average shares outstanding	6,925,000	10,683,000

Basic and diluted loss per share	$(0.01)	$(0.02)

The accompanying notes are an integral part of these financial statements.

PETRO RESOURCES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF SHAREHOLDERS' EQUITY

	Preferred Stock		Common Stock		Additional	Development	Total
	Number		Number		Paid-in	Stage	Shareholders'
	of Shares	Total	of Shares	Total	Capital	Deficit	Equity

Initial capitalization	-	$-	2,636,017	$26,360	$89,140	$-	$115,500
Net loss for 2002	-	-	-	-	-	(115,270)	(115,270)
Balance, December 31, 2002	-	-	2,636,017	26,360	89,140	(115,270)	230

Recapitalization	-	-	4,189,000	41,890	(41,890)	-	-
Contributed capital	-	-	-	-	31,500	-	31,500
Net loss for 2003	-	-	-	-	-	(26,932)	(26,932)
Balance, December 31, 2003	-	-	6,825,017	68,250	78,750	(142,202)	4,798

$0.125 shares sold in private placement	-	-	200,000	2,000	23,000	-	25,000
Contributed capital	-	-	-	-	25,000	-	25,000
Net loss for 2004	-	-	-	-	-	(52,671)	(52,671)
Balance, December 31, 2004	-	-	7,025,017	70,250	126,750	(194,873)	2,127

$0.015 shares issued for services	-	-	3,807,000	38,070	18,930	-	57,000
Contributed capital	-	-	-	-	3,000	-	3,000
$1.00 shares sold in private placement, net	-	-	5,334,300	53,343	4,839,607	-	4,892,950
Shares and warrants issued for working interest	-		25,000	250	49,750	-	50,000
Net loss for 2005	-	-	-	-	-	(220,875)	(220,875)
Balance, December 31, 2005	-	$-	16,191,317	$161,913	$5,038,037	$(415,748)	$4,784,202

The accompanying notes are an integral part of these financial statements.

PETRO RESOURCES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS
			Cumulative
			from inception
	Year ended		(February 19, 2002) to December 31,
	2004	2005	2005
Cash flows from operating activities
Net loss	$(52,671)	$(220,875)	$(415,748)
Adjustments to reconcile net loss to net cash
used by operating activities
Depreciation and accretion	-	263	263
Issuance of common stock for services	-	57,000	57,000
Changes in operating assets and liabilities
Increase in accounts payable	-	12,000	12,000
Increase in accrued expenses	-	96,764	96,764
Net cash from operating activities	(52,671)	(54,848)	(249,721)

Cash flows from investing activities
Capital expenditures	-	(1,428,219)	(1,428,219)
Net cash from investing activities	-	(1,428,219)	(1,428,219)

Cash flows from financing activities
Contributed capital	25,000	3,000	59,500
Cash advances from Company CEO	-	95,754	95,754
Repayment of Company CEO advances	-	(93,254)	(93,254)
Issuance of common stock	25,000	4,892,950	5,033,450
Net cash from financing activities	50,000	4,898,450	5,095,450

Net increase (decrease) in cash	(2,671)	3,415,383	3,417,510
Cash, beginning of period	4,798	2,127	-
Cash, end of period	$2,127	$3,417,510	$3,417,510

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-	$-
Cash paid for federal income taxes	$-	$-	$-

Supplemental disclosure of non-cash
investing and financing activities
Asset retirement obligation	$-	$10,337	$10,337
Issuance of common stock and warrants for working interest	$-	$50,000	$50,000

The accompanying notes are an integral part of these financial statements.

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005

1—Organization and business

Petro Resources Corporation (“Company”) was incorporated in June 1997 in the State of Delaware under the name Kid Kritter USA, Inc. to engage in the design and manufacture of children’s apparel. The Company terminated that business in 1999. The Company changed its name to Primebuy International, Inc. in February 2002.

Effective May 6, 2003, the Company acquired all the outstanding shares of common stock of Russian Resources Corporation (“RRC”), a private company incorporated in Delaware on February 19, 2002, for 4,189,000 shares of the Company’s common stock, representing 61.4% of the Company’s outstanding shares after the merger. Although the Company acquired RRC, the shareholders of RRC held a majority of the voting interest and RRC management and board of directors assumed operational control of the combined enterprise. Accordingly, this merger was accounted for as a recapitalization, and the historical results of operations presented are those of RRC. The Company changed its name to Russian Resources Group, Inc. in May 2003.

During 2003 and 2004, the Company focused its attention on the analysis and due diligence of certain oil and gas properties in Russia.

In late 2004, the Company terminated all its activities in Russia and redirected its attention to oil and gas exploration and development in the United States. On April 1, 2005, the Company recruited a new management team. Since that time, the Company has devoted its activities to developing a business plan, raising capital and acquiring operating assets. In June 2005, the Company changed its name to Petro Resources Corporation.

The accompanying financial statements are prepared in accordance with SFAS No. 7, Accounting and Reporting by Development Stage Enterprises.

The following summary of the Company’s significant accounting policies includes both the policies the Company adopted during the development stage and the policies it adopted on January 1, 2006, when it ceased to be a development stage enterprise.

2—Summary of significant accounting policies

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005

Cash and cash equivalents - Cash and cash equivalents include cash in banks and certificates of deposit maturing within three months from the date of purchase. Substantially all funds are on deposit with one financial institution.

Property and equipment - Property and equipment are recorded at cost. Equipment and furniture are depreciated using the straight-line method over their estimated useful lives of three years and leasehold improvements are amortized using the straight-line method over the estimated useful life of the asset or the lease term, whichever is shorter.

Impairment of long-lived assets - The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In accordance with SFAS No. 144, long-lived assets are reviewed for events of changes in circumstances, which indicate that their carrying value may not be recoverable. The Company believes there has been no impairment of the value of such assets at December 31, 2005.

Oil and gas properties - The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income.  On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005

Asset retirement obligations - SFAS Interpretation 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”, an interpretation of SFAS No. 143, clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. FIN 47 requires a liability to be recognized for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on our financial position, results of operations or cash flows.

The following is a reconciliation of the Company’s asset retirement obligation:

Balance at January 1, 2005	$0
Initial liability	10,286
Accretion expense	51
Balance at December 31, 2005	$10,337

Stock based compensation - SFAS No. 123R, “Share-Based Payment,” revised SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123R supersedes APB Opinion 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123R requires measurement and recording to the financial statements of the costs of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, recognized over the period during which an employee is required to provide services in exchange for such award. The Company has implemented SFAS 123R effective January 1, 2006.

In March 2005, the SEC issued SAB No. 107, “Share-Based Payment,” which provides guidance on the interaction between SFAS No. 123R and certain SEC rules and regulations, as well as on the valuation of share-based payments. SAB No. 107 provides interpretive guidance related to valuation methods (including assumptions such as expected volatility and expected term), first time adoption of SFAS No. 123R in an interim period, the classification of compensation expense and disclosures subsequent to adoption of SFAS No. 123R.

The Company has not granted employee stock options prior to December 31, 2005.

Effective March 1, 2006, the Company added three new members to its Board of Directors and granted each of them 200,000 options to purchase the Company’s common stock at $3.80 per share. These options vest one fourth immediately and one fourth on each of the next three March 1 anniversaries. The Company will charge to expense one fourth of the total value of these options, or $375,000, on March 1, 2006.

 PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005

Net loss per share - In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (“SAB”) No. 98, basic net loss per common share is computed by dividing net loss for the period by the weighted average number of common shares outstanding during the period. Under SFAS No. 128, diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period. Such common equivalent shares have not been included in the Company’s computation of net loss per share as their effect would have been anti-dilutive.

	2005	2004

Numerator - Net loss	$(220,875)	$(52,671)

Denominator - Weighted average shares outstanding	10,683,000	6,925,000

Net loss per share	$(0.02)	$(0.01)

Incremental common shares (not included
because of their anti-dilutive nature)
Warrants	5,800,650	-

Potential common equivalents	5,800,650	-

Income taxes - Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled as prescribed in SFAS No. 109, Accounting for Income Taxes. As changes in tax laws or rate are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Comprehensive income (loss) - Comprehensive income (loss) is defined as all changes in a company’s net assets, except changes resulting from transactions with shareholders. The Company has no reportable differences between net loss and comprehensive loss.

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005

Recent accounting pronouncements

Accounting changes and error corrections - In May 2005 the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections.” SFAS No. 154 established new standards on accounting for changes in accounting principles. SFAS No. 154 requires all such changes to be accounted for by retrospective application to the financial statements of prior periods unless it is impracticable to do so. SFAS No. 154 is effective for accounting changes and error corrections made in fiscal years beginning after December 15, 2005. Adoption of SFAS No. 154 is not expected to have a material impact on our financial position, results of operations or cash flows.

3—Oil and Gas Properties

In the second half of 2005 the Company acquired working interests in the following properties:

Palo Duro Basin. In the fourth quarter of 2005 and in early January 2006, the Company acquired leases covering approximately 750 and 32,250 gross and 750 and 23,050 net mineral acres, respectively, in the Palo Duro Basin located in Floyd and Motley Counties, Texas. In the aggregate, the Company acquired four leases covering approximately 23,800 net mineral acres for approximately $2,400,000. Two of the leases covering approximately 9,300 net acres have primary terms of five years, one lease covering approximately 13,750 net acres has a primary term of four years and one lease covering approximately 750 net acres has a primary term of three years.

In mid January 2006, the Company entered into a series of agreements with an unrelated third party exploration and production company covering the sale of a portion of the Company’s undivided interest in this acreage, which was not carried as oil and gas leases held for resale, and the drilling and development of the acreage. Pursuant to the terms of the purchase and sale agreement, the Company sold 75% of its undivided leasehold interest in approximately 23,800 net mineral acres in exchange for cash consideration of approximately $3,950,000. This transaction resulted in a pre-tax gain of approximately $1,400,000, after reducing the cost of the 25% retained interest to zero.

In addition, the Company entered into an exploration agreement with the third party buyer pursuant to which the buyer will act as operator of the subject acreage. The agreement provides for an area of mutual interest covering all of Motley and Floyd Counties, Texas. The agreement provides the buyer with the option of farming out the Company’s interest in 15 wells subject to a non-convertible overriding royalty interest retained by the Company.

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005

South Texas Frio Program is a shallow well drilling program that consists of six Frio (natural gas) prospects operated and drilled by third parties in Wharton, Victoria and Colorado Counties, Texas. The Company’s working interests vary from 5.95% to 10.00%. The only prospect drilled, completed and turned to sales before year end was the Brayton Operating Company Diebel “C” #1. One prospect, the Brayton Operating Company Halamicek #1, was drilled as a dry hole and was subsequently plugged and abandoned. Of the remaining four prospects, one is waiting on rig availability to be drilled and the other three have been drilled as successful wells.

Whitewater Prospect, Colorado is a shallow natural gas prospect to be operated by River Oil and Gas of Houston, Texas. The prospect will test the Dakota “A” and “B” sands in an area southeast of Grand Junction, Colorado, in Delta and Mesa Counties. The Company has an 18.75% working interest in the project in which 3,902.17 acres have been leased before year end 2005.

Leopard Branch Prospect, Texas is an oil prospect located in Live Oak County, Texas to test the Queen City formation at a depth of approximately 6,500 feet. Drilling commenced on December 27, 2005 and is being operated by Bayou City Exploration Inc. The Company has a 25% working interest in this prospect area.

Gemini Prospect, Louisiana is a shallow Miocene natural gas prospect approximately 3,850 feet deep to be drilled and operated by Bayou City Exploration, Inc. It is located in Jefferson Davis Parish, Louisiana and drilling commenced on December 15, 2005. The Company has a 12.5% working interest in this prospect.

Drilling and production activity

The Company commenced drilling operations on nine (9) exploratory wells prior to December 31, 2005. As of December 31, 2005, one (1) well had been completed and turned to sales, five (5) wells had been completed and were waiting to be turned to sales, two (2) wells were drilling, and one (1) well was plugged and abandoned.

Acreage

The following tables summarize by geographic area the Company’s developed and undeveloped acreage as of December 31, 2005.

	Developed		Undeveloped
State	Gross	Net	Gross	Net

Texas	2,067	78	5,107	1,820
Louisiana			612	76
Colorado			3,902	732
Total	2,067	78	9,621	2,628

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005

Productive Wells

The following tables summarize by geographic area the Company’s gross and net interests in producing oil and gas wells as of December 31, 2005. Productive wells are producing wells and wells capable of production, including gas wells awaiting pipeline connections and oil wells awaiting connection to production facilities. Wells that are dually completed in more than one producing horizon are counted as one well.

	Gross Wells		Net Wells
State	Oil	Gas	Oil	Gas

Texas		6		0.314
Louisiana
Colorado
Total		6		0.314

4—Shareholders’ Equity

In the first quarter of 2006, the Company conducted the private placement sale of 871,500 units of its securities at the offering price of $10.00 per unit.  Each unit consisted of four shares of common stock and one warrant to purchase an additional share of common stock at an exercise price of $3.00 per share.  The warrants have a term of five years from the date of issuance.  In connection with the placement, the Company engaged Energy Capital Solutions, LP, of Houston, Texas, to act as placement agent.  The Company paid Energy Capital Solutions a negotiated fee of $500,000 in lieu of sales commissions and also issued to Energy Capital Solutions 326,812 warrants to purchase one share of the Company's common stock at an exercise price of $3.00 per share.

In the fourth quarter of 2005, the Company conducted the private placement sale of 5,334,300 units of its securities at the offering price of $1.00 per unit. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of common stock at an exercise price of $2.00 per share. The gross proceeds of $5,334,300 were reduced by $441,350 paid in cash to selling agents, resulting in net proceeds of $4,892,950.

The Company agreed to file a registration statement on Form SB-2 with the Securities and Exchange Commission to register the resale of the common shares issued in connection with these private placements, including the shares underlying the warrants.

At December 31, 2005, there are 5,800,650 five-year warrants outstanding. Of these, 5,334,300 were part of the units sold in the 2005 private placement and 441,350 were issued to selling agents. In addition, the Company issued 25,000 shares of its common stock and 25,000 warrants valued in the aggregate at $50,000 as initial consideration for a working interest in an oil and gas property. The Company valued each share at $1 and the warrants at $25,000 using the Black-Scholes model with the following assumptions: $1 stock price of the 2005 private placement; $2 exercise price; 300% volatility; five-year term; zero dividend; and 4.525% discount rate.

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005

Effective April 1, 2005, the Company issued 3,807,000 shares of its common stock, valued at $0.015 per share and representing approximately one third of all outstanding shares, to a group headed by Wayne Hall, the Company’s new CEO, as an inducement to join the Company and implement a business plan focused on domestic oil and gas exploration.

In June 2004, the Company sold 200,000 shares of its common stock to an investor at $0.125 per share for aggregate net proceeds of $25,000.

5—Related Party Transactions

The Company received cash capital contributions from a founding shareholder aggregating $59,500 as follows: $31,500 in 2003; $25,000 in 2004, and $3,000 in 2005.

The Company’s CEO advanced $2,500 to the Company for working capital purposes and $93,254 to acquire working interests in oil and gas properties shortly after he joined the Company. In December 2005, the Company repaid $93,254 of the amounts advanced.

The entire 2005 salaries earned by the Company’s CEO ($45,000) and CFO ($22,500) are included in accrued expenses at December 31, 2005.

6—Income Taxes

As of December 31, 2005 the Company had no income tax liability.

The Company's net operating losses available to offset future taxable income for income tax reporting purposes expire as follows:

Net Operating
Year Ending December 31:	Loss
2022	$115,270
2023	26,932
2024	52,671
2025	220,875

$415,748

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Financial Statements
December 31, 2005

The Company's total deferred tax assets, computed at the statutory federal income tax rate of 35%, and the related 100% valuation allowances at December 31, 2005 and 2004 are as follows:

	2005	2004

Total deferred tax assets	$146,000	$68,000
Valuation allowance	(146,000)	(68,000)

Net deferred tax assets	$-	$-

The total deferred tax assets and valuation allowance increased approximately $78,000 in 2005.

The utilization of net operating loss carryforwards is dependent on the Company’s ability to generate taxable income and may be restricted under federal laws upon a change in ownership.

7—Commitments and Contingencies

Late Filing Penalty

The Company has committed to pay a cash penalty of $20,000 per month to the largest investor in the 2005 private placement (see Note 4) if it is unable to file its Registration Statement on Form SB-2 with the Securities and Exchange Commission by January 15, 2006. The Company believes that it will file such Registration Statement before March 31, 2006.

PETRO RESOURCES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
CONDENSED BALANCE SHEET
(Unaudited)

March 31, 2006
Assets
Current assets
Cash and cash equivalents	$12,308,475
Accounts receivable and accrued revenue	18,279
Prepaid insurance	91,304
Total current assets	12,418,058

Oil and gas properties, using successful efforts accounting
Unproved	1,065,235
Proved	771,765
1,837,000
Accumulated depreciation and depletion	(120,207)
Net oil and gas properties	1,716,793

$14,134,851

Liabilities and Shareholders' Equity
Current liabilities
Note payable	$78,937
Other current liabilities	270,219
Total current liabilities	349,156

Deferred income tax	6,923

Asset retirement obligation	13,506
Total liabilities	369,585

Commitments and contingencies	-

Shareholders' equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized,
no shares issued	-
Common stock, $0.01 par value; 50,000,000 shares authorized,
19,677,317 shares issued and outstanding	196,773
Additional paid in capital	13,593,177
Deficit accumulated during the development stage	(24,684)
Total shareholders' equity	13,765,266

$14,134,851
The accompanying notes are an integral part of these financial statements.

PETRO RESOURCES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months ended March 31,	Three Months ended March 31,	Cumulative from inception (February 19, 2002) to March 31,
	2005	2006	2006
Revenue
Oil and gas sales	$-	$17,757	$17,757
Gain on sale of property	-	1,405,263	1,405,263
	-	1,423,020	1,423,020
Operating costs and expenses
Production	-	4,798	4,798
Exploration	-	244,208	276,436
Impairment	-	107,074	107,074
Depreciation, depletion and accretion	-	13,097	13,360
General and administrative	1,824	628,932	1,012,189

Total operating costs and expenses	1,824	998,109	1,413,857

Operating income (loss)	(1,824)	424,911	9,163

Other income and (expense)	-	27,973	27,973

Net income (loss) before federal income tax	(1,824)	452,884	37,136

Provision for income tax	-	61,820	61,820
Net income (loss)	$(1,824)	$391,064	$(24,684)

Earnings per share
Basic	$-	$.02
Diluted	$-	$.02

Weighted average shares outstanding
Basic	7,025,017	17,749,606
Diluted	7,025,017	22,031,984

The accompanying notes are an integral part of these financial statements.

PETRO RESOURCES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF SHAREHOLDERS' EQUITY
(Unaudited)

	Preferred Stock		Common Stock		Additional	Development	Total
	Number		Number		Paid-in	Stage	Shareholders'
	of Shares	Total	of Shares	Total	Capital	Deficit	Equity

Initial capitalization	-	$-	2,636,017	$26,360	$89,140	$-	$115,500
Net loss for 2002	-	-	-	-	-	(115,270)	(115,270)
Balance, December 31, 2002	-	-	2,636,017	26,360	89,140	(115,270)	230

Recapitalization	-	-	4,189,000	41,890	(41,890)	-	-
Contributed capital	-	-	-	-	31,500	-	31,500
Net loss for 2003	-	-	-	-	-	(26,932)	(26,932)
Balance, December 31, 2003	-	-	6,825,017	68,250	78,750	(142,202)	4,798

$0.125 shares sold in private placement	-	-	200,000	2,000	23,000	-	25,000
Contributed capital	-	-	-	-	25,000	-	25,000
Net loss for 2004	-	-	-	-	-	(52,671)	(52,671)
Balance, December 31, 2004	-	-	7,025,017	70,250	126,750	(194,873)	2,127

$0.015 shares issued for services	-	-	3,807,000	38,070	18,930	-	57,000
Contributed capital	-	-	-	-	3,000	-	3,000
$1.00 shares sold in private placement, net	-	-	5,334,300	53,343	4,839,607	-	4,892,950
Shares and warrants issued for working interest	-		25,000	250	49,750	-	50,000
Net loss for 2005	-	-	-	-	-	(220,875)	(220,875)
Balance, December 31, 2005	-	-	16,191,317	161,913	5,038,037	(415,748)	4,784,202

Shares and warrants sold in private placement, net			3,486,000	34,860	8,180,140	-	8,215,000
Options issued to the board of directors					375,000		375,000
Net income for three months ended March 31, 2006	-	-	-	-	-	391,064	391,064
Balance, March 31, 2006	-	$-	19,677,317	$196,773	$13,593,177	$(24,684)	$13,765,266

The accompanying notes are an integral part of these financial statements.

PETRO RESOURCES CORPORATION
(A DEVELOPMENT STAGE COMPANY)
CONDENSED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the three Months ended March 31, 2005	For the three Months ended March 31, 2006	Cumulative from inception (February 19, 2002) to March 31, 2006
Cash flows from operating activities
Net income (loss)	$(1,824)	$391,064	$(24,684)
Adjustments to reconcile net income to net cash used by operating activities
Depletion, depreciation and accretion	-	13,097	13,360
Impairment	-	107,074	107,074
Dry hole costs	-	244,208	244,208
Federal income tax - current	-	54,502	54,502
Federal income tax - deferred	-	7,318	7,318
Issuance of stock options	-	375,000	375,000
Issuance of common stock for services	-	-	57,000
Gain on sale of property	-	(1,405,263)	(1,405,263)
Changes in operating assets and liabilities
Increase in accrued revenue	-	(18,279)	(18,279)
Increase in prepaid insurance	-	(91,304)	(91,304)
Increase in current note payable	-	78,937	78,937
Increase in accounts payable	-	127,225	139,225
(Decrease) increase in accrued expenses	-	(23,167)	73,597
Net cash used in operating activities	(1,824)	(139,588)	(389,309)

Cash flows from investing activities
Capital expenditures	-	(3,138,232)	(4,566,451)
Proceeds from sale of properties	-	3,953,785	3,953,785
Net cash from (used in) investing activities	-	815,553	(612,666)

Cash flows from financing activities
Contributed capital	-	-	59,500
Cash advances from Company CEO	-	-	95,754
Repayment of Company CEO advances	-	-	(93,254)
Issuance of common stock	-	8,215,000	13,248,450
Net cash from financing activities	-	8,215,000	13,310,450

Net increase (decrease) in cash	(1,824)	8,890,965	12,308,475
Cash, beginning of period	2,127	3,417,510	-
Cash, end of period	$303	$12,308,475	$12,308,475

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$1,814	$1,814
Cash paid for income taxes	$-	$-	$-

The accompanying notes are an integral part of these financial statements.

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Unaudited Condensed Financial Statements
March 31, 2006

1 - Basis of presentation

The unaudited condensed financial statements included herein have been prepared by Petro Resources Corporation (the “Company”) in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America have been condensed or omitted. These interim statements should be read in conjunction with the audited financial statements and notes thereto included in this registration filing for the years ended December 31, 2005 and 2004.

The balance sheet as of March 31, 2006, the statements of operations for the three months ended March 31, 2006 and the statements of cash flows for the three months ended March 31, 2006 include, in the opinion of management, all adjustments of a normal recurring nature necessary for a fair presentation of the financial results for the respective interim periods and are not necessarily indicative of the results that may be expected for the year ending December 31, 2006.

2 - Summary of significant accounting policies

Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and cash equivalents - Cash and cash equivalents include cash in banks and highly liquid debt securities that have maturities of three months or less. Approximately $4 million are deposited with one financial institution, and approximately $8 million are invested in U.S. Treasury Bills.

Impairment of long-lived assets - The Company accounts for the impairment and disposition of long-lived assets in accordance with SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In accordance with SFAS No. 144, long-lived assets are reviewed for events of changes in circumstances, which indicate that their carrying value may not be recoverable. The Company recognized a non-cash, pre-tax charge against earnings of $107,074 in the first quarter of 2006.

Oil and gas properties - The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, to drill and equip development wells and related asset retirement costs are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Unaudited Condensed Financial Statements
March 31, 2006

Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated residual salvage values, are depreciated and depleted by the unit-of-production method.

On the sale or retirement of a complete unit of a proved property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proved property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income. On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any recorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

3 - Asset retirement obligations

 SFAS Interpretation 47 (“FIN 47”), “Accounting for Conditional Asset Retirement Obligations”, an interpretation of SFAS No. 143, clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and/or method of settlement. FIN 47 requires a liability to be recognized for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. FIN 47 was effective for fiscal years ending after December 15, 2005. The adoption of FIN 47 did not have a material impact on our financial position, results of operations or cash flows.

The following is a reconciliation of the Company’s asset retirement obligation:

Balance at December 31, 2005	$10,337
Additional liabilities incurred	2,993
Accretion expense	176
Balance at March 31, 2006	$13,506

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Unaudited Condensed Financial Statements
March 31, 2006

4 - Stock based compensation

The Company accounts for stock based compensation arrangements in accordance with the provisions of SFAS No. 123R, “Share-Based Payment,” revised SFAS No. 123, “Accounting for Stock-Based Compensation.” SFAS No. 123R supersedes APB Opinion 25, “Accounting for Stock Issued to Employees” and amends SFAS No. 95, “Statement of Cash Flows.” SFAS No. 123R requires measurement and recording to the financial statements of the costs of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award, recognized over the period during which an employee is required to provide services in exchange for such award. The Company has implemented SFAS 123R effective January 1, 2006.

The Company has not granted employee stock options prior to the quarter ended March 31, 2006.

Effective March 1, 2006, the Company added three new members to its Board of Directors and granted each of them 200,000 options to purchase the Company’s common stock at $3.80 per share. These options vest one fourth immediately and one fourth on each of the next three March 1 anniversaries. The Company charged to expense one fourth of the total value of these options, or $375,000, on March 1, 2006.

During April and May 2006, the Company added two new members to its Board of Directors. Effective May 5, 2006, the Company granted each of them 200,000 options to purchase the Company’s common stock at $3.80 per share. These options vest one fourth immediately and one fourth on each of the next three March 1 anniversaries. The Company will charge to expense one fourth of the total value of these options, or $400,000 on May 5, 2006.

5 - Earnings per share

In accordance with SFAS No. 128, Earnings Per Share, and SEC Staff Accounting Bulletin (“SAB”) No. 98, basic net income or loss per common share is computed by dividing net income or loss for the period by the weighted average number of common shares outstanding during the period. Under SFAS No. 128, diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares, such as stock options and warrants, outstanding during the period. Warrants outstanding at December 31, 2005 and prior periods have been excluded because their effect would be anti-dilutive.

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Unaudited Condensed Financial Statements
March 31, 2006

BASIC EARNINGS PER SHARE	Three Months Ended March 31, 2005	Three Months Ended March 31, 2006	Twelve Months Ended December 31, 2005
Income (loss) from continuing operations	$(1,824)	$391,064	$(220,875)

Weighted average shares outstanding	7,028,017	17,749,606	10,683,000
Net income (loss) per share	$(.00)	$.02	$(.02)

DILUTED EARNINGS PER SHARE
Income (loss) from continuing operations		$391,064

Weighted average shares outstanding		17,749,606
Add warrants		4,282,378
Total average shares outstanding		22,031,984
Net income per share		$.02

6 - Note payable

On January 13, 2006, the Company signed a promissory note with a finance company for $107,551.75 to finance its various insurance policies. The interest rate on the note is 7.40% with payments of $10,142.90 per month beginning February 4, 2006 and the final payment due December 4, 2006. The note is secured by the insurance policies.

7 - Shareholders’ equity

In the first quarter of 2006, the Company conducted the private placement sale of 871,500 units of its securities at the offering price of $10.00 per unit.  Each unit consisted of four shares of common stock and one warrant to purchase an additional share of common stock at an exercise price of $3.00 per share.  The warrants have a term of five years from the date of issuance.  In connection with the placement, the Company engaged Energy Capital Solutions, LP, of Houston, Texas, to act as placement agent.  The Company paid Energy Capital Solutions a negotiated fee of $500,000 in lieu of sales commissions and also issued to Energy Capital Solutions 326,812 warrants to purchase an equal number of shares of the Company's common stock at an exercise price of $3.00 per share.

In the fourth quarter of 2005, the Company conducted the private placement sale of 5,334,300 units of its securities at the offering price of $1.00 per unit. Each unit consisted of one share of common stock and one five-year warrant to purchase one share of common stock at an exercise price of $2.00 per share. The gross proceeds of $5,334,300 were reduced by $441,350 paid in cash to selling agents, resulting in net proceeds of $4,892,950.

PETRO RESOURCES CORPORATION
(A Development Stage Company)
Notes to Unaudited Condensed Financial Statements
March 31, 2006

The Company agreed to file a registration statement on Form SB-2 with the Securities and Exchange Commission to register the resale of the common shares issued in connection with these private placements, including the shares underlying the warrants.

In addition, the Company issued 25,000 shares of its common stock and 25,000 warrants valued in the aggregate at $50,000 as partial consideration for a working interest in an oil and gas property. The Company valued each share at $1 and the warrants at $25,000 using the Black-Scholes model with the following assumptions: $1 stock price of the 2005 private placement; $2 exercise price; 300% volatility; five-year term; zero dividend; and 4.525% discount rate.

Effective April 1, 2005, the Company issued 3,807,000 shares of its common stock, valued at $0.015 per share and representing approximately one third of all outstanding shares, to a group headed by Wayne Hall, the Company’s new CEO, as an inducement to join the Company and implement a business plan focused on domestic oil and gas exploration.

In June 2004, the Company sold 200,000 shares of its common stock to an investor at $0.125 per share for aggregate net proceeds of $25,000.

8 - Commitments and contingencies

Late filing penalty - The Company was committed to pay a cash penalty of $20,000 per month to the largest investor in the 2005 private placement (see Note 4) if it was unable to file its Registration Statement on Form SB-2 with the Securities and Exchange Commission by January 15, 2006. However, the investor has agreed to waive the penalty.

[Back Cover Page]

PETRO RESOURCES CORPORATION

15,764,262 Common Shares

Until [90 days after the effective date], 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of a dealer to deliver a prospectus when acting as an underwriter and with respect to their unsold allotments.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

(a) Articles of Incorporation. Our Articles of Incorporation provide that to the fullest extent permitted by the Delaware General Corporation Law as the same exists or may hereafter be amended, a director of our corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

(b) Bylaws. Our Bylaws provide that we may indemnify our directors, officers, employees and other agents to the fullest extent permitted under the Delaware General Corporation Law. We have obtained liability insurance for our officers and directors.

(c) Agreement. We have entered into separate indemnification agreements with each of our directors and officers. These agreements require us, among other things, to indemnify such persons against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from actions not taken in good faith or in a manner the indemnitee believed to be opposed to the best interests of our corporation), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Item 25. Other Expenses of Issuance and Distribution.

The following table sets forth estimated expenses we expect to incur in connection with the resale of the shares being registered. All such expenses are estimated except for the SEC registration fee.

SEC registration fee	$6,754.82
Printing expenses	$1,000.00
Fees and expenses of counsel for the Company	$35,000.00
Fees and expenses of accountants for Company	$50,000.00
Miscellaneous	$5,000.00

*Total	$97,754.82

Item 26. Recent Sales of Unregistered Securities.

In May 2003, we issued 4,189,000 of our common shares to 16 parties in connection with our acquisition of Russian Resources Corporation. We issued our common shares to the shareholders of Russian Resources in exchange for their transfer of all of the outstanding capital shares of Russian Resources. The issuances were exempt under Section 4(2) of the Securities Act of 1933 (“Securities Act”).

In June 2004, we issued 200,000 common shares to an existing stockholder in consideration of $25,000. The issuance was exempt under Section 4(2) of the Securities Act.

In April 2005, we issued a total of 3,807,000 common shares to five parties for non-cash consideration, including share bonuses in the amount of 1,940,650 common shares to our newly appointed chief executive officer, Wayne P. Hall, 795,675 common shares to our newly appointed chief financial officer, Allen R. McGee, and 100,000 common shares to Donald L. Kirkendall who in October 2005 was appointed as our executive vice president. The other shares were issued for services rendered. The issuances were exempt under Section 4(2) of the Securities Act.

In the fourth quarter of 2005, we conducted the private placement sale of 5,334,300 units of our securities at the offering price of $1.00 per unit to 72 accredited investors as defined under Rule 501 of the Securities Act. Each unit consisted of one share of our common stock and one warrant to purchase an additional share of our common stock at an exercise price of $2.00 per share. The warrants have a term of five years from the date of issuance. These securities were offered and sold in reliance upon Section 4(2) under the Securities Act and Rule 506 thereunder. In connection with the placement, we engaged Energy Capital Solutions, LP, of Dallas, Texas, to act as placement agent and also utilized finders. We paid a total of $441,350 of sales commissions and finders fees and also issued 441,350 warrants to purchase one share of our common stock at an exercise price of $2.00 per share.

In November 2005, we issued 25,000 common shares and warrants to purchase an additional 25,000 common shares at an exercise price of $2.00 per share to an unaffiliated oil and gas exploration company as partial consideration for our acquisition of certain oil and gas working interests. The issuance was exempt under Section 4(2) of the Securities Act.

In the first quarter of 2006, we conducted the private placement sale of 871,500 units of our securities at the offering price of $10.00 per unit to 25 accredited investors as defined under Rule 501 of the Securities Act. Each unit consisted of four shares of our common stock and one warrant to purchase an additional share of our common stock at an exercise price of $3.00 per share. The warrants have a term of five years from the date of issuance. These securities were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 thereunder. In connection with the placement, we engaged Energy Capital Solutions to act as placement agent. We paid Energy Capital Solutions a negotiated fee of $500,000 (representing approximately 5.7% of the gross proceeds) and also issued to Energy Capital Solutions 326,812 warrants to purchase one share of our common stock at an exercise price of $3.00 per share.

Item 27. Exhibits.

3.1	Certificate of Incorporation of the Registrant, as amended*

3.2	Amended and Restated Bylaws of the Registrant*

3.2	Amendment to Bylaws of the Registrant

5.1	Opinion of Preston Gates Ellis, LLP

10.1	Form of Registration Rights Agreement dated August 1, 2005*

10.2	Form of Warrant sold as part of August 2005 private placement*

10.3	Lease Purchase Agreement dated January 10, 2006 between Registrant and The Meridian Resource & Exploration, LLC*

10.4	2006 Stock Incentive Plan*

10.5	Form of Registration Rights Agreement dated February 17, 2006*

10.6	Form of Warrant sold as part of February 2006 private placement*

10.7	Subscription Agreement for Hall-Houston Exploration II, L.P.

10.8	Amended and Restated Agreement of Limited Partnership dated as of April 21, 2006 for Hall-Houston Exploration II, L.P.

21.1	List of Subsidiaries*

23.1	Consent of Preston Gates Ellis, LLP, filed as part of Exhibit 5.1

23.2	Consent of Farber Hass Hurley & McEwen, LLP
_____________
* Previously filed

Item 28. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement and notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) For determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the Registrant undertakes that in a primary offering of securities of the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

(iv) Any other communication that is an offer in the offering made by the Registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described herein, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) That, for the purpose of determining liability under the Securities Act to any purchaser,

        (1) If the Registrant is relying on Rule 430B:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(2) If the Registrant is subject to Rule 430C, include the following:

each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, thereunto duly authorized, in Houston, Texas on June 7, 2006.

PETRO RESOURCES CORPORATION

By:	/s/ Wayne P. Hall

Wayne P. Hall, Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this Pre-Effective Amendment No. 1 to Registration Statement on Form SB-2 was signed by the following persons in the capacities and on the dates stated.

Signatures	Title	Date

/s/ Wayne P. Hall Wayne P. Hall	Chief Executive Officer and Director	June 7, 2006

/s/ Allen R. McGee Allen R. McGee	Chief Financial Officer and Director	June 7, 2006

/s/ J. Raleigh Bailes, Sr. J. Raleigh Bailes, Sr.	Director	June 7, 2006

/s/ Brad Bynum Brad Bynum	Director	June 7, 2006

/s/ Gary L. Hall Gary L. Hall	Director	June 7, 2006

/s/ Joe L. McClaugherty Joe L. McClaugherty	Director	June 7, 2006

/s/ Steven A. Pfeifer Steven A. Pfeifer	Director	June 7, 2006

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